Filed Pursuant to Rule 424(b)(5)

File Nos. 333-117785 and

333-117785-02

Prospectus Supplement

(To Prospectus dated September 9, 2004)

JPMorgan Chase Capital XVI

$500,000,000

6.35% Capital Securities, Series P

(Liquidation amount $25 per capital security)

Fully and unconditionally guaranteed, to the extent described below, by

JPMorgan Chase & Co.

Distributions are payable quarterly, beginning September 1, 2005.

JPMorgan Chase Capital XVI, a subsidiary of JPMorgan Chase & Co., will issue the capital securities. JPMorgan Chase Capital XVI’s only assets will be the subordinated debentures to be issued by JPMorgan Chase & Co. and having substantially the same payment terms as the capital securities. JPMorgan Chase Capital XVI can make distributions on the capital securities only if JPMorgan Chase & Co. makes interest payments on the subordinated debentures.

Distributions will accumulate from May 26, 2005. Distributions may be postponed for up to five years, but not beyond the maturity date of the subordinated debentures held by JPMorgan Chase Capital XVI. The subordinated debentures will mature on June 1, 2035. The capital securities may be redeemed in whole or in part at any time on or after June 1, 2010 or earlier upon certain events involving taxation or capital treatment as described in this prospectus supplement.

The subordinated debentures will be subordinated to all existing and future senior and subordinated debt of JPMorgan Chase & Co. and effectively subordinated to all liabilities of our subsidiaries. As a result, the capital securities also will be effectively subordinated to the same debt and liabilities.

JPMorgan Chase & Co. will guarantee the capital securities to the extent described in this prospectus supplement.

See “ Risk Factors” beginning on page S-7 for a discussion of certain risks that you should consider in connection with an investment in the capital securities.

These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Commissions	Proceeds to Issuer
Per Capital Security	$25(1)	(3)	$25
Total(2)	$500,000,000(1)	(3)	$500,000,000
(1)	Your purchase price will also include any distributions accrued on the capital securities since May 26, 2005.
(2)	The underwriters may also purchase up to an additional $75,000,000 of capital securities at the public offering price within 30 days of the date of this prospectus supplement in order to cover over-allotments, if any.
(3)	JPMorgan Chase & Co. will pay underwriting commissions of $0.7875 per capital security ($15,750,000 if the underwriters’ over-allotment option is not exercised).

JPMorgan Chase & Co. has applied to list the capital securities on the New York Stock Exchange. Trading of the capital securities on the New York Stock Exchange is expected to begin within 30 days after they are first issued.

We expect to deliver the capital securities to investors through the book-entry facilities of The Depository Trust Company and its direct participants, including Euroclear and Clearstream, on or about May 26, 2005.

Our affiliates, including J.P. Morgan Securities Inc., may use this prospectus supplement and the attached prospectus in connection with offers and sales of the capital securities in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

JPMorgan

A.G. Edwards	Citigroup
Merrill Lynch & Co.	Morgan Stanley
UBS Investment Bank	Wachovia Securities

Bear, Stearns & Co. Inc.	RBC Dain Bauscher, Inc.	Wells Fargo Securities

May 19, 2005

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. We have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it.

We are offering the capital securities for sale only in places where sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the attached prospectus is accurate as of any date other than its respective date.

Prospectus
About this Prospectus	1
Where You Can Find More Information	2
Important Factors That May Affect Future Results	3
JPMorgan Chase & Co	4
The Issuers	5
Use of Proceeds	7
Consolidated Ratios of Earnings to Fixed Charges and Preferred Stock Dividend Requirements	8
Description of the Preferred Securities	9
Global Preferred Securities; Book-Entry Issuance	15
Description of the Guarantees	19
Description of the Junior Subordinated Debentures	22
Certain ERISA Matters	29
Plan of Distribution	32
Legal Opinions	33
Experts	33

SUMMARY

In this summary, we have highlighted certain information in this prospectus supplement and the attached prospectus. This summary may not contain all of the information that is important to you. To understand the terms of the capital securities and the related guarantees and subordinated debentures, as well as the considerations that are important to you in making your investment decision, you should carefully read this entire prospectus supplement and the attached prospectus. You should also read the documents we have referred you to in “Where You Can Find More Information” on page 2 of the attached prospectus.

About This Prospectus Supplement

This prospectus supplement summarizes the specific terms of the securities being offered and supplements the general descriptions set forth in the attached prospectus. This prospectus supplement may also update or supersede information in the attached prospectus. In the case of inconsistencies, this prospectus supplement will apply. Terms used but not defined in this prospectus supplement have the meanings indicated in the attached prospectus.

The Issuer and JPMorgan Chase & Co.

JPMorgan Chase Capital XVI, which we refer to as the “issuer”, is a Delaware statutory trust. It was created for the sole purpose of issuing the 6.35% Capital Securities, Series P, which we refer to as the “capital securities”, and engaging in the other transactions described in this prospectus supplement and the attached prospectus. The issuer trustees referred to on page 5 of the attached prospectus will conduct the business affairs of the issuer.

JPMorgan Chase & Co., which we refer to as “JPMorgan Chase”, “we” or “us”, is a financial holding company. Through our subsidiaries, we conduct domestic and international financial services businesses. We are one of the largest banking institutions in the United States, with approximately $1.2 trillion in assets and operations in more than 50 countries.

Our principal executive office is located at 270 Park Avenue, New York, New York 10017. Our telephone number is (212) 270-6000.

The Capital Securities

Each capital security will represent an undivided beneficial ownership interest in the assets of the issuer.

The issuer will sell the capital securities to the public and its common securities to JPMorgan Chase. The issuer will use the proceeds from those sales to purchase $515,463,925 (or $592,783,525 if the underwriters’ over-allotment option is exercised in full) aggregate principal amount of 6.35% Junior Subordinated Deferrable Interest Debentures, Series P, which are a series of the junior subordinated debentures referred to in the attached prospectus and which we refer to in this prospectus supplement as the “subordinated debentures”. JPMorgan Chase will pay interest on the subordinated debentures at the same rate and on the same dates as the issuer makes payments on the capital securities. The issuer will use the payments it receives on the subordinated debentures to make the corresponding payments on the capital securities.

The issuer has the right to issue additional capital securities of this series in the future. Any such additional capital securities will have the same terms as the capital securities being offered by this prospectus supplement but may be offered at a different offering price than the capital securities being offered hereby. If issued, any such additional capital securities will become part of the same series as the capital securities being offered hereby.

Distributions

If you purchase capital securities, you will be entitled to receive cumulative cash distributions at the annual rate of 6.35% of the stated liquidation amount of $25 per capital security (the “liquidation amount”). Distributions will accumulate from May 26, 2005. The issuer will make distribution payments on the capital securities quarterly in arrears, on each March 1, June 1, September 1 and December 1, beginning September 1, 2005, unless those payments are deferred as described below.

Deferral of Distributions

We may elect, on one or more occasions, to defer the quarterly interest payments on the subordinated debentures for a period of up to 20 consecutive quarterly periods. In other words, we can declare one or more interest payment moratoriums on the subordinated debentures, each of which may last for up to five years. However, no interest deferral may extend beyond the stated maturity date of the subordinated debentures.

If we exercise our right to defer interest payments on the subordinated debentures, the issuer will also defer distribution payments on the capital securities.

Although you will not receive distribution payments on the capital securities if interest payments are deferred, interest will continue to accrue, compounded quarterly, on the subordinated debentures, and deferred interest payments will accrue additional interest. As a result, additional distributions will continue to accumulate on the deferred distributions at the annual rate of 6.35%, compounded quarterly.

If we defer payments of interest on the subordinated debentures, the subordinated debentures will be treated as being issued with original issue discount for United States federal income tax purposes. This means that you must include interest income with respect to the deferred distributions on your capital securities in gross income for United States federal income tax purposes, prior to receiving any cash distributions.

Redemption

The issuer will redeem the capital securities and its common securities on June 1, 2035, the stated maturity date of the subordinated debentures. In addition, if we redeem or repay any subordinated debentures prior to their stated maturity date, the issuer will use the cash it receives to redeem, on a proportionate basis, an equal amount of capital securities and common securities.

The redemption terms of the subordinated debentures are summarized below under “The Subordinated Debentures—Redemption”.

Upon any redemption of the capital securities, you will be entitled to receive a redemption price equal to the liquidation amount of the capital securities redeemed, plus any accumulated and unpaid distributions to the date of redemption.

Liquidation of the Issuer and Distribution of Subordinated Debentures to Holders

We may dissolve the issuer at any time, subject to our receipt of any required prior approval by the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

If we dissolve the issuer, after the issuer satisfies all of its liabilities as required by law, the issuer trustees will:

•	distribute the subordinated debentures to the holders of the capital securities; or

•	if the property trustee determines that a distribution of the subordinated debentures is not practical, pay the liquidation amount of the capital securities, plus any accumulated and unpaid distributions to the payment date, in cash.

Book-Entry

The capital securities will be represented by one or more global securities registered in the name of and deposited with The Depository Trust Company (“DTC”) or its nominee. This means that you will not receive a certificate for your capital securities and capital securities will not be registered in your name, except under certain limited circumstances described in the attached prospectus under the caption “Global Preferred Securities; Book-Entry Issuance”.

Listing of the Capital Securities

We have applied to list the capital securities on the New York Stock Exchange. Trading of the capital securities on the New York Stock Exchange is expected to begin within 30 days after they are first issued.

The Subordinated Debentures

Maturity and Interest

The subordinated debentures will mature on June 1, 2035. They will bear interest at the annual rate of 6.35%. Interest on the subordinated debentures will accrue from May 26, 2005. JPMorgan Chase will pay that interest quarterly in arrears on March 1, June 1, September 1, and December 1 of each year (we refer to these dates as “interest payment dates”), beginning September 1, 2005, and at maturity.

Ranking

The subordinated debentures will constitute one series of the junior subordinated debentures referred to in the attached prospectus and will be issued by JPMorgan Chase under the indenture referred to in the attached prospectus. The subordinated debentures will be unsecured and will rank junior to all of JPMorgan Chase’s senior debt. For a definition of “senior debt”, see page 24 of the attached prospectus. Substantially all of our debt, other than other series of junior subordinated debentures previously issued or that we may issue in the future and junior subordinated indebtedness issued by predecessor companies and assumed by us, constitutes senior debt.

Certain Payment Restrictions Applicable to JPMorgan Chase

During any period in which we have elected to defer interest payments on the subordinated debentures, we generally may not make payments on our capital stock or on our debt securities or guarantees having the same rank as or ranking junior to the subordinated debentures, subject to certain limited exceptions.

Redemption of Subordinated Debentures

We may elect to redeem any or all of the subordinated debentures at one or more times on or after June 1, 2010. In addition, if certain changes occur relating to the tax or capital treatment of the capital securities, we may elect to redeem all, but not less than all, of the subordinated debentures. The redemption price we would pay for any redemption of the subordinated debentures would be equal to the principal amount of subordinated debentures redeemed (plus accrued and unpaid interest). For a description of the changes that would permit such a redemption, see “Summary of Terms of Subordinated Debentures—Conditional Right to Redeem Upon a Tax Event or Capital Treatment Event” below.

If required under the Federal Reserve’s capital rules, we will obtain the approval of the Federal Reserve prior to exercising the redemption rights described above.

Events of Default

The following events are events of default with respect to the subordinated debentures:

•	we fail to pay any installment of interest within 30 days after the due date, subject to our right to defer interest payments; or

•	we fail to pay principal or premium when due; or

•	we materially breach a covenant or warranty in the indenture and the breach continues for 90 days after written notice by the trustee under the indenture or holders of at least 25% of the principal amount of the subordinated debentures; or

•	we fail to pay interest in full within 30 days after the conclusion of a period consisting of 20 consecutive quarters commencing with the earliest quarter for which interest (including interest accrued on deferred payments) has not been paid in full; or

•	certain events occur involving our bankruptcy or reorganization.

Upon an event of default of the type described in the fourth bullet point above, the trustee under the indenture or the holders of at least 25% of the aggregate principal amount of the subordinated debentures may declare all principal and interest on the subordinated debentures immediately due and payable. If they fail to make that declaration, then the holders of a majority of the aggregate liquidation amount of capital securities may make that declaration or directly exercise certain rights and remedies under the indenture. Upon an event of default of the type described in the fifth bullet point above, the principal and interest on the subordinated debentures will automatically, and without any declaration or other action on the part of the trustee under the indenture or any holder of the subordinated debentures, become immediately due and payable. No event of default other than those in the fourth or fifth bullet points above will result in the principal amount of the subordinated debentures being declared or becoming immediately payable.

Guarantee By JPMorgan Chase

We will fully and unconditionally guarantee payment of amounts due under the capital securities on a subordinated basis and to the extent the issuer has funds available for payment of those amounts. We refer to this obligation as the “guarantee”. However, the guarantee does not cover payments if the issuer does not have sufficient funds to make the distribution payments, including, for example, if we have failed to pay to the issuer amounts due under the subordinated debentures.

As issuer of the subordinated debentures, we are also obligated to pay the expenses and other obligations of the issuer, other than its obligations to make payments on the capital securities.

RISK FACTORS

Before deciding whether to purchase any capital securities, you should pay special attention to the following risk factors.

Subordination of Subordinated Debentures and the Guarantee

Our obligations under the subordinated debentures and the guarantee are unsecured and rank junior in right of payment to all of our existing and future senior debt. This means that we cannot make any payments on the subordinated debentures or under the guarantee if we are in default on our senior debt. In addition, in the event of our bankruptcy, insolvency or liquidation, our assets must be used to pay off our senior debt in full before any payments may be made on the subordinated debentures or under the guarantee. Substantially all of our debt (other than approximately $11,282 million of debt having the same rank as the subordinated debentures) is senior debt.

The indenture, the guarantee and the trust agreement with respect to the issuer and the capital securities do not limit our ability to incur additional secured or unsecured debt, including senior debt.

Status of JPMorgan Chase as a Holding Company

We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, our ability to make payments on the subordinated debentures and the guarantee will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. Various legal limitations restrict the extent to which our subsidiaries may extend credit, pay dividends or other funds or otherwise engage in transactions with us or some of our other subsidiaries.

In addition, our right to participate in any distribution of assets from any subsidiary, upon the subsidiary’s liquidation or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. As a result, the subordinated debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries. You should look only to the assets of JPMorgan Chase as the source of payment for the subordinated debentures and the guarantee.

Dependence on JPMorgan Chase’s Payments on Subordinated Debentures; Limitations Under the Guarantee

The issuer’s ability to make timely distribution and redemption payments on the capital securities is solely dependent on our making the corresponding payments on the subordinated debentures. In addition, the guarantee only guarantees that we will make distribution and redemption payments if the issuer has funds available to make the payments but fails to do so.

If the issuer defaults on its payment obligations under the capital securities because we have failed to make the corresponding payments under the subordinated debentures, you will not be able to rely upon the guarantee for payment. Instead, you may institute a legal proceeding directly against JPMorgan Chase for enforcement of our payment obligations under the indenture and the subordinated debentures.

Potential Adverse Market Price and Tax Consequences of Deferral of Interest Payments

We currently do not intend to exercise our right to defer payments of interest on the subordinated debentures. However, if we exercise that right in the future, the market price of the capital securities is likely to be affected. As a result of the existence of our deferral right, the market price of the capital securities, payments on which depend solely on payments being made on the subordinated debentures, may be more volatile than the market prices of other securities that are not subject to optional deferrals.

If we do defer interest on the subordinated debentures and you elect to sell capital securities during the period of that deferral, you may not receive the same return on your investment as a holder that continues to hold its capital securities until the payment of interest at the end of the deferral period.

If we do defer interest payments on the subordinated debentures, you will be required to accrue income, in the form of original issue discount, for United States federal income tax purposes during the period of the deferral in respect of your proportionate share of the subordinated debentures, even if you normally report income when received and even though you will not receive the cash attributable to that income until after the end of the period of deferral. See “Certain United States Federal Income Tax Consequences—Interest Income and Original Issue Discount”.

Capital Securities May be Redeemed at any Time Upon a Tax Event or Capital Treatment Event

Under certain circumstances, within 90 days after the occurrence of a Tax Event or a Capital Treatment Event, which terms are defined beginning on page S-17 below, we may elect to redeem the subordinated debentures in whole, but not in part. That redemption would cause a mandatory redemption of the capital securities at a redemption price equal to their liquidation amount plus accumulated and unpaid distributions. See “Accounting Treatment; Regulatory Capital” and “Summary of Terms of Subordinated Debentures—Conditional Right to Redeem Upon a Tax Event or Capital Treatment Event” below. If the capital securities were redeemed, the redemption would be a taxable event to you. In addition, you might not be able to reinvest the money you receive upon redemption of the capital securities at the same rate as the rate of return on the capital securities.

Limited Voting Rights

As a holder of capital securities, you will have limited voting rights. You generally will not be entitled to vote to appoint, remove or replace the property trustee, the Delaware trustee or any administrative trustee, all of which will be appointed, removed or replaced by JPMorgan Chase. However, if an event of default occurs with respect to the subordinated debentures, you would be entitled to vote to remove, replace or appoint the property trustee and the Delaware trustee.

Uncertain Liquidity of Trading Market

We have applied to list the capital securities on the New York Stock Exchange. We expect trading of the capital securities on The New York Stock Exchange to begin within 30 days after initial issuance of the capital securities. The underwriters for this offering have advised us that they intend to make a market in the capital securities prior to the date the capital securities begin trading on the New York Stock Exchange. However, the underwriters are not obligated to do so and may discontinue market making at any time. Therefore, we cannot assure you as to the liquidity of, or the trading markets for, the capital securities.

JPMORGAN CHASE CAPITAL XVI

The issuer is a statutory trust created under Delaware law in 2004. It is one of the issuers formed for the purposes and having the characteristics described under the caption “The Issuers” in the attached prospectus. The issuer will be governed by the trust agreement to be signed by JPMorgan Chase, as depositor, The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and the administrative trustees named in the trust agreement.

The issuer will not be subject to the reporting requirements of the Securities Exchange Act of 1934.

JPMORGAN CHASE & CO.

General

We are a financial holding company incorporated under Delaware law in 1968. We are a leading global financial services firm and one of the largest banking institutions in the United States, with approximately $1.2 trillion in assets, $105 billion in stockholders’ equity and operations in more than 50 countries. We are a leader in investment banking, financial services for consumers and businesses, financial transaction processing, investment management, private banking and private equity. We serve more than 90 million customers, including consumers nationwide and many of the world’s most prominent wholesale clients. Our principal bank subsidiaries are JPMorgan Chase Bank, N.A. and Chase Bank USA, National Association, a national bank headquartered in Delaware that is our credit card issuing bank. JPMorgan Chase’s principal nonbank subsidiary is J.P. Morgan Securities Inc.

The headquarters for JPMorgan Chase is in New York City. The retail banking business, which includes the consumer banking, small business banking and consumer lending activities (with the exception of Card Services), is headquartered in Chicago. Chicago also serves as the headquarters for the commercial banking business.

Our activities are organized, for management reporting purposes, into six business segments as well as Corporate. Our wholesale businesses are comprised of the Investment Bank, Commercial Banking, Treasury & Securities Services, and Asset & Wealth Management. Our consumer businesses are comprised of Retail Financial Services and Card Services. A description of our business segments, and the products and services they provide to their respective client bases, follows:

Investment Bank

The Investment Bank is one of the world’s leading investment banks, as evidenced by the breadth of its client relationships and product capabilities. The Investment Bank has extensive relationships with corporations, financial institutions, governments and institutional investors worldwide. The Investment Bank provides a full range of investment banking products and services, including advising on corporate strategy and structure, capital raising in equity and debt markets, sophisticated risk management, and market-making in cash securities and derivative instruments in all major capital markets. The Investment Bank also commits JPMorgan Chase’s own capital to proprietary investing and trading activities.

Retail Financial Services

Retail Financial Services includes Home Finance, Consumer & Small Business Banking, Auto & Education Finance and Insurance. Through this group of businesses, Retail Financial Services provides consumers and small businesses with a broad range of financial products and services including deposits, investments, loans and insurance. Home Finance is a leading provider of consumer real estate loan products and is one of the largest originators and servicers of home mortgages. Consumer & Small Business Banking offers one of the largest branch networks in the United States. As of March 31, 2005, Auto & Education Finance was the largest bank originator of automobile loans as well as a top provider of loans for college students. Through its Insurance operations, Retail Financial Services sells and underwrites an extensive range of financial protection products and investment alternatives, including life insurance, annuities and debt protection products.

Card Services

As of March 31, 2005, Card Services was the largest issuer of general purpose credit cards in the United States and the largest merchant acquirer. Card Services offers a wide variety of products to satisfy the needs of its cardmembers, including cards issued on behalf of many well-known partners, such as major airlines, hotels, universities, retailers and other financial institutions.

Commercial Banking

Commercial Banking serves more than 25,000 corporations, municipalities, financial institutions and not-for-profit entities, with annual revenues generally ranging from $10 million to $2 billion. A local market presence and a strong customer service model, coupled with a focus on risk management, provide a solid infrastructure for Commercial Banking to provide JPMorgan Chase’s complete product set — lending, treasury services, investment banking and investment management — for both corporate clients and their executives. Clients of Commercial Banking benefit greatly from JPMorgan Chase’s extensive branch network and often use JPMorgan Chase exclusively to meet their financial services needs.

Treasury & Securities Services

Treasury & Securities Services is a global leader in providing transaction, investment and information services to support the needs of corporations, issuers and institutional investors worldwide. Treasury & Securities Services is the largest cash management provider in the world and one of the largest global custodians. The Treasury Services business provides clients with a broad range of capabilities, including U.S. dollar and multi-currency clearing, ACH, trade, and short-term liquidity and working capital tools. The Investor Services business provides a wide range of capabilities, including custody, funds services, securities lending, and performance measurement and execution products. The Institutional Trust Services business provides trustee, depository and administrative services for debt and equity issuers. Treasury Services partners with the Commercial Banking, Consumer & Small Business Banking and Asset & Wealth Management segments to serve clients firmwide. As a result, certain Treasury Services revenues are included in other segments’ results. On April 18, 2005, Treasury & Securities Services announced that it combined its investor and issuer services capabilities under the name Worldwide Securities Services. The integrated franchise brought together the former Investor Services and Institutional Trust Services businesses, and will provide custody and investor services as well as securities clearance and trust services to clients globally.

Asset & Wealth Management

Asset & Wealth Management provides investment management to retail and institutional investors, financial intermediaries and high-net-worth families and individuals globally. For retail investors, Asset & Wealth Management provides investment management products and services, including a global mutual fund franchise, retirement plan administration, and brokerage services. Asset & Wealth Management delivers investment management to institutional investors across all asset classes. The Private Bank and Private Client Services businesses provide integrated wealth management services to ultra-high-net-worth and high-net-worth clients, respectively.

Corporate

The Corporate Sector is comprised of Private Equity, Treasury and corporate staff and other centrally managed expenses. Private Equity currently includes JPMorgan Partners and ONE Equity Partners businesses. On March 1, 2005, we announced that the management team of JPMorgan Partners will become independent when it completes the investment of the current $6.5 billion Global Fund it advises. The independent management team intends to raise a new fund as a successor to the Global Fund. JPMorgan Chase has committed to invest 24.9% of the limited partnership interests, up to $1 billion, in the new fund. Treasury manages the structural interest rate risk and investment portfolio for JPMorgan Chase. The corporate staff areas include Central Technology and Operations, Internal Audit, Executive Office, Finance, General Services, Human Resources, Marketing & Communications, Office of the General Counsel, Real Estate and Business Services, Risk Management, and Strategy and Development.

Our principal executive office is located at 270 Park Avenue, New York, New York 10017 and our telephone number is (212) 270-6000.

CAPITALIZATION

The following table sets forth the consolidated capitalization of JPMorgan Chase as of March 31, 2005 and as adjusted to give effect to the issuance of the capital securities and the subordinated debentures (assuming no exercise of the underwriters’ over-allotment option). You should also read our consolidated financial statements and the related notes, which are incorporated by reference.

	March 31, 2005
	Actual	As Adjusted
	(unaudited, in millions)
Total long-term debt	$99,329	$99,329
Junior Subordinated Deferrable Interest Debentures Held by Trusts that Issued Guaranteed Capital Debt Securities	11,282	11,797
Stockholders’ Equity
Preferred Stock	339	339
Common Stock	3,598	3,598
Capital Surplus	73,394	73,394
Retained Earnings	31,253	31,253
Accumulated Other Comprehensive Income (Loss)	(623)	(623)
Treasury Stock, At Cost	(2,621)	(2,621)

Total Stockholders’ Equity	105,340	105,340

Total Capitalization	$215,951	$216,466

ACCOUNTING TREATMENT;

REGULATORY CAPITAL

The trust will not be consolidated on our balance sheet as a result of recent accounting changes reflected in FASB Interpretation No. 46, Consolidation of Variable Interest Entities, as revised in December 2003. Accordingly, for balance sheet purposes we will recognize the aggregate principal amount, net of discount, of the subordinated debentures we issue to the issuer as a liability and the amount we invest in the issuer’s common securities as an asset. The interest paid on the subordinated debentures will be recorded as interest expense on our income statement.

On March 1, 2005, the Federal Reserve Board adopted amendments to its risk-based capital guidelines. Among other things, the amendments confirm the continuing inclusion of outstanding and prospective issuances of trust preferred securities in the Tier 1 capital of bank holding companies, but make the qualitative requirements for trust preferred securities issued on or after April 15, 2005 more restrictive in certain respects and make the quantitative limits applicable to the aggregate amount of trust preferred securities and other restricted core capital elements that may be included in Tier 1 capital of bank holding companies more restrictive. The capital securities will qualify as Tier 1 capital.

Following adoption of the amended rules, JPMorgan Chase implemented some technical amendments to the indenture for the subordinated debentures in order to comply with the amended rules. A copy of the supplemental indenture was filed as an exhibit to our current report on form 8-K filed May 20, 2005 and is incorporated in this document by reference.

SUMMARY OF TERMS OF

CAPITAL SECURITIES

The capital securities represent undivided beneficial ownership interests in the assets of the issuer and are a series of “preferred securities”, as described in the attached prospectus.

We have summarized below certain terms of the capital securities. This summary supplements the general description of the preferred securities contained in the attached prospectus. Any information regarding the capital securities contained in this prospectus supplement that is inconsistent with information in the prospectus will apply and will supersede the inconsistent information in the prospectus.

This summary is not complete. You should also refer to the trust agreement, a form of which has been filed as an exhibit to the registration statement (Nos. 333-117785, 333-117785-01, 333-117785-02, 333-117785-03, 333-117785-04, 333-117785-05) of which this prospectus supplement and the attached prospectus are a part (the “registration statement”).

Distributions

You will be entitled to receive quarterly distributions on the capital securities at the annual rate of 6.35% of the stated liquidation amount of each capital security ($25), which is the same as the interest rate payable on the subordinated debentures. The issuer will pay distributions quarterly in arrears on each March 1, June 1, September 1 and December 1, beginning September 1, 2005. Distributions will be cumulative and will accumulate from May 26, 2005.

On each distribution date, the issuer will pay the applicable distribution to the holders of the capital securities on the record date for that distribution date. As long as the capital securities remain in book-entry form, the record dates for the capital securities will be one business day prior to the relevant distribution date. For purposes of this prospectus supplement, “business day” means any day other than a Saturday, Sunday or day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee or the debenture trustee is closed for business. If capital securities are not in book-entry form, the record date will be the first day of the month in which the relevant distribution date occurs.

The period beginning on and including May 26, 2005 and ending on but excluding the first distribution date and each period after that period beginning on and including a distribution date and ending on but excluding the next distribution date is called a “distribution period”. The amount of distributions payable for any distribution period will be computed on the basis of a 360-day year of twelve 30-day months.

In the event that any distribution date would fall on a day that is not a business day, that distribution date will be postponed until the next day that is a business day and no additional distribution or other payment will accrue as a result of that postponement. However, if the postponement would cause the distribution date to fall in the next calendar year, the distribution date will instead be brought forward to the immediately preceding business day.

Interest on the subordinated debentures that is not paid on the applicable interest payment date will accrue additional interest, to the extent permitted by law, at the annual rate of 6.35%, compounded quarterly, from the relevant interest payment date. As a result, distributions on the capital securities that are not paid on the applicable distribution date will accumulate additional distributions. References to “distributions” in this prospectus supplement and the attached prospectus include those additional distributions.

Deferral of Distributions

We have the right, on one or more occasions, to defer payment of interest on the subordinated debentures for up to 20 consecutive quarterly periods, but not beyond the stated maturity of the subordinated debentures. If we exercise this right, the issuer will also defer paying quarterly distributions on the capital securities during that period of deferral.

Although no interest or distribution payments will be made during a period of deferral, interest on the subordinated debentures will continue to accrue and, as a result, distributions on the capital securities will continue to accumulate at the annual rate of 6.35%, compounded quarterly. References to “distributions” in this prospectus supplement and the attached prospectus include those additional distributions.

Once we make all deferred interest payments on the subordinated debentures, we can once again defer interest payments subject to the limitations discussed above. As a result, there could be multiple periods of varying length during which you would not receive cash distributions on your capital securities.

See “Summary of Terms of Subordinated Debentures—Option to Defer Interest Payments” below.

Redemption

If we repay or redeem the subordinated debentures, in whole or in part, whether at stated maturity or earlier, the property trustee will use the proceeds of that repayment or redemption to redeem a total amount of capital securities and common securities equal to the amount of subordinated debentures redeemed. The redemption price will be equal to the aggregate liquidation amount of the capital securities and common securities, plus accumulated and unpaid distributions to the redemption date.

If less than all capital securities and common securities are redeemed, the amount of each to be redeemed will be allocated proportionately based upon the total amount of capital securities and common securities outstanding.

The property trustee will give holders of capital securities not less than 30 days’ nor more than 60 days’ notice prior to the date of any redemption of capital securities.

See “Summary of Terms of Subordinated Debentures—Redemption” and “Summary of Terms of Subordinated Debentures—Conditional Right to Redeem Upon a Tax Event or Capital Treatment Event” for a description of the redemption terms of the subordinated debentures.

Optional Liquidation of Issuer and Distribution of Subordinated Debentures to Holders

We may elect to dissolve the issuer at any time and, after satisfaction of the issuer’s liabilities, to cause the property trustee to distribute the subordinated debentures to the holders of the capital securities and common securities. However, if then required under the Federal Reserve’s capital rules, we will obtain the approval of the Federal Reserve prior to making that election.

We anticipate that any distribution of subordinated debentures would be through book-entry distribution of interests in one or more global securities under depositary arrangements similar to those applicable to the capital securities. See “Global Preferred Securities; Book-Entry Issuance” in the attached prospectus.

Under current United States federal income tax law, and assuming, as expected, the issuer is treated as a grantor trust, a distribution of subordinated debentures in exchange for the capital securities would not be a taxable event to you. If, however, the issuer were subject to United States federal income tax with respect to income accrued or received on the subordinated debentures, the distribution of the subordinated debentures by the issuer would be a taxable event to the issuer and to you. See “Certain United States Federal Income Tax Consequences—Distribution of Subordinated Debentures or Cash to Holders of Capital Securities” below.

Liquidation Value

Upon liquidation of the issuer, you would be entitled to receive $25 per capital security, plus accumulated and unpaid distributions to the date of payment. That amount would be paid to you in the form of a distribution of subordinated debentures, subject to specified exceptions. See “Description of the Preferred Securities—Liquidation Distribution Upon Dissolution” in the attached prospectus.

Subordination of Common Securities

The issuer will pay distributions on its common securities at the same rate and on the same distribution dates as the capital securities. However, if there is an event of default under the indenture, the issuer will not pay distributions on the common securities until all distributions on the capital securities have been paid in full. For a more detailed description of circumstances in which the capital securities will have a preference over the common securities, see “Description of the Preferred Securities—Subordination of Common Securities” in the attached prospectus.

Events of Default Under Trust Agreement

For a description of the events of default under the trust agreement, as well as a summary of the remedies available as a result of those events of default, see “Description of the Preferred Securities—Events of Default; Notice” in the attached prospectus.

An event of default under the indenture with respect to our failure to pay interest on the subordinated debentures in full within 30 days after the conclusion of a period consisting of 20 consecutive quarters also entitles the property trustee, as sole holder of the subordinated debentures, to declare the subordinated debentures due and payable under the indenture. For a more complete description of remedies available upon the occurrence of an event of default with respect to the subordinated debentures, see “Description of the Junior Subordinated Debentures—Events of Default” and “Description of the Junior Subordinated Debentures—Enforcement of Rights by Holders of Preferred Securities” in the attached prospectus.

Voting Rights

Except as described under “Description of the Preferred Securities—Voting Rights; Amendment of Each Trust Agreement”, “Description of the Guarantees—Amendments” and “Description of the Junior Subordinated Debentures—Modification of Indenture” in the attached prospectus, or as otherwise required by law or the trust agreement, as an owner of capital securities, you will not have any voting rights.

Book-Entry Issuance; Issuance of Certificated Capital Securities

The capital securities will be represented by one or more global preferred securities registered in the name of DTC or its nominee, as described under “Global Preferred Securities; Book-Entry Issuance” in the attached prospectus. As described under that caption in the prospectus, you may elect to hold interests in the global preferred securities through either DTC (in the United States), or Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of Euroclear System (outside the United States), either directly if you are a participant in or customer of one of those systems, or indirectly through organizations that are participants in those systems.

Additional Issuances of Capital Securities

The issuer has the right to issue additional capital securities in the future. Any such additional capital securities will have the same terms as the capital securities being offered by this prospectus supplement but may be offered at a different offering price than the capital securities being offered hereby. If issued, any such additional capital securities will become part of the same series as the capital securities being offered hereby.

SUMMARY OF TERMS OF

SUBORDINATED DEBENTURES

We have summarized below certain terms of the subordinated debentures. This summary supplements the general description of the junior subordinated debentures contained in the attached prospectus. Any information regarding the subordinated debentures contained in this prospectus supplement that is inconsistent with information in the prospectus will apply and will supersede the inconsistent information in the prospectus.

This summary is not complete. You should refer to the indenture, which has been filed as an exhibit to the registration statement. We anticipate that until the liquidation, if any, of the issuer, each subordinated debenture will be held by the property trustee in trust for the benefit of the holders of the capital securities and the common securities.

The subordinated debentures will be a series of “junior subordinated debentures” under the indenture, as described in the attached prospectus. They will be unsecured and junior in right of payment to all of our senior debt, as described under “Description of the Junior Subordinated Debentures—Subordination” in the attached prospectus. Substantially all of our existing indebtedness is senior debt (other than approximately $11,282 million of junior subordinated debentures and other debt having the same rank as the junior subordinated debentures).

Interest Rate and Maturity

The subordinated debentures will bear interest at the annual rate of 6.35%. JPMorgan Chase will pay that interest quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (we refer to these dates as “interest payment dates”), beginning September 1, 2005, and at maturity. We refer to the period beginning on and including May 26, 2005 and ending on but excluding the first interest payment date and each successive period beginning on and including an interest payment date and ending on but excluding the next interest payment date as an “interest period.” The amount of interest payable for any interest period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any interest payment date would otherwise fall on a day that is not a business day, that interest payment date will be postponed to the next day that is a business day and no interest or other payment will accrue as a result of that postponement. However, if the postponement would cause the day to fall in the next calendar year, the interest payment date will instead be brought forward to the immediately preceding business day.

Accrued interest that is not paid on the applicable interest payment date will bear additional interest to the extent permitted by law at the annual rate of 6.35%, compounded quarterly from the relevant interest payment date. When we use the term “interest,” we are referring not only to quarterly interest payments but also interest on quarterly interest payments not paid on the applicable interest payment date. If the maturity date falls on a day that is not a business day, the payment of principal and interest will be paid on the next business day, and no interest on that payment will accrue from and after the maturity date.

The subordinated debentures will mature on June 1, 2035. If the maturity date falls on a day that is not a business day, the amount due at maturity will be paid on the following business day, and no interest on that amount will accrue after the stated maturity date.

Option to Defer Interest Payments

We may elect at one or more times to defer payment of interest on the subordinated debentures for up to 20 consecutive quarterly periods if the subordinated debentures are not in default. However, no deferral period may extend beyond the stated maturity date of the subordinated debentures.

During each deferral period, interest will continue to accrue at the annual rate of 6.35% on the subordinated debentures, and, to the extent permitted by applicable law, additional interest will accrue on the unpaid interest at the annual rate of 6.35%, compounded quarterly from the relevant interest payment date. At the end of each deferral period or, if earlier, upon redemption of the subordinated debentures, we will pay all accrued and unpaid interest on the subordinated debentures.

We at any time may pay all or any portion of the interest accrued to that point during a deferral period.

Once we pay all accrued and unpaid interest on the subordinated debentures (together with interest on such unpaid interest at the annual rate of 6.35%, compounded quarterly from the relevant interest payment date, to the extent permitted by applicable law), we can again defer interest payments on the subordinated debentures as described above.

As described in more detail under the caption “Description of the Junior Subordinated Debentures—Covenants” in the attached prospectus, during any deferral period, we and our subsidiaries have agreed that, subject to the exceptions specified under that caption, we will generally not make payments on or redeem or repurchase our capital stock or debt securities or guarantees having the same rank as or ranking junior to the subordinated debentures.

If the property trustee is the sole holder of the subordinated debentures, we will give the property trustee and the Delaware trustee written notice of our election of an extension period at least one business day before the earlier of:

•	the next date distributions on the capital securities and common securities are payable; and

•	the date the administrative trustees are required to give notice to holders of the capital securities of the record or payment date for the related distribution.

The property trustee will give written notice of our election to begin or extend an extension period to the holders of the capital securities within five days of receipt.

If the property trustee is not the sole holder, or is not itself the holder, of the subordinated debentures, we will give the holders of the subordinated debentures and the indenture trustee written notice of our election to begin or extend an extension period at least one business day before the record date for the next interest payment date.

Redemption

At one or more times on or after June 1, 2010, we may, at our option, redeem some or all of the subordinated debentures at a redemption price equal to the principal amount of the subordinated debentures redeemed, plus all accrued and unpaid interest on those subordinated debentures to the date of redemption. The debenture trustee will mail notice of any such redemption to the holders of the subordinated debentures to be redeemed not less than 30 days nor more than 60 days prior to the redemption date. No interest will accrue on the subordinated debentures called for redemption on or after the redemption date.

In addition, we may, subject to certain conditions, redeem all, but not less than all, of the subordinated debentures within 90 days after the occurrence of a Tax Event or Capital Treatment Event. See “—Conditional Right to Redeem Upon a Tax Event or Capital Treatment Event” below.

If required under applicable capital guidelines or policies, we will obtain the prior approval of the Federal Reserve before effecting any redemption.

The issuer will use the proceeds of any redemption of the subordinated debentures to redeem the capital securities and common securities. The redemption price for any redemption of the subordinated debentures will be equal to the principal amount of the subordinated debentures being redeemed, plus accrued and unpaid interest on those subordinated debentures to the date of redemption.

The subordinated debentures are not subject to any sinking fund.

Distribution of Subordinated Debentures

As described above, the subordinated debentures may be distributed in exchange for the capital securities upon dissolution and liquidation of the issuer, after satisfaction of the issuer’s liabilities to its creditors. See “Summary of Terms of Capital Securities—Optional Liquidation of Issuer and Distribution of Subordinated Debentures to Holders” above.

If the subordinated debentures are distributed to the holders of capital securities, we anticipate that the depositary arrangements for the subordinated debentures will be substantially identical to those in effect for the capital securities. See “Global Preferred Securities; Book-Entry Issuance” in the attached prospectus.

Conditional Right to Redeem Upon a Tax Event or Capital Treatment Event

At any time within 90 days after a Tax Event or a Capital Treatment Event, we will have the right to redeem all, but not less than all, of the subordinated debentures at a redemption price equal to their principal amount plus accrued and unpaid interest to the redemption date.

For purposes of the above, a “Tax Event” means the receipt by the issuer or JPMorgan Chase of an opinion of counsel experienced in those matters to the effect that, as a result of:

•	any amendment to or change in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the initial issuance of the capital securities;

•	any proposed change in those laws or regulations that is announced after the initial issuance of the capital securities; or

•	any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the capital securities;

there is more than an insubstantial risk that:

•	the issuer is, or within 90 days of the date of that opinion will be, subject to United States federal income tax with respect to income received or accrued on the subordinated debentures;

•	interest payable by us on the subordinated debentures is not, or within 90 days of the date of that opinion will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

•	the issuer is, or within 90 days of the date of that opinion will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

For purposes of the above, “Capital Treatment Event” means the reasonable determination by JPMorgan Chase that, as a result of:

•	any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the capital securities;

•	any proposed change in those laws or regulations that is announced after the initial issuance of the capital securities; or

•	any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the capital securities;

there is more than an insubstantial risk that JPMorgan Chase will not be entitled to treat an amount equal to the liquidation amount of the capital securities as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable. See “Accounting Treatment; Regulatory Capital” above.

GUARANTEE OF

CAPITAL SECURITIES

Under the guarantee, JPMorgan Chase will guarantee certain payment obligations of the issuer. For a description of the terms of our guarantee, see “Description of the Guarantees” in the attached prospectus. The trust agreement provides that, by your acceptance of capital securities, you agree to the provisions of the guarantee and the indenture.

CERTAIN UNITED STATES FEDERAL

INCOME TAX CONSEQUENCES

In the opinion of Simpson Thacher & Bartlett LLP, special tax counsel to JPMorgan Chase and the issuer, the following summary accurately describes the material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of capital securities as of the date of this prospectus supplement. Unless otherwise stated, this summary deals only with capital securities held as capital assets by United States Persons who purchase the capital securities upon original issuance at their original issue price.

As used in this summary, a “United States Person” means a person that for United States federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation, (or any other entity treated as a corporation for United States Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Your tax treatment may vary depending on your particular situation. This summary does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as:

•	financial institutions;

•	real estate investment trusts;

•	regulated investment companies;

•	insurance companies;

•	dealers in securities or currencies;

•	tax-exempt investors;

•	persons holding capital securities as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	traders in securities that elect the mark-to-market method of accounting for their securities holdings; or

•	United States persons holding capital securities whose “functional currency” is not the U.S. dollar.

In addition, this summary does not include any description of the following, either of which may be applicable to you:

•	alternative minimum tax consequences; or

•	the tax laws of any state, local or foreign government.

Furthermore, if a partnership holds the capital securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the capital securities, you should consult your own tax advisors.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated under the Code and administrative and judicial interpretations of the Code and those regulations, as of the date of this prospectus supplement. All of the authorities on which this summary is based are subject to change at any time, possibly on a retroactive basis.

In addition, the authorities on which this summary is based are subject to various interpretations. The opinions of Simpson Thacher & Bartlett LLP are not binding on the Internal Revenue Service (“IRS”) or the courts, either of which could disagree with the explanations or conclusions contained in this summary. No rulings have been or will be sought from the IRS with respect to the transactions described in this prospectus supplement and the attached prospectus. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed in this summary or that a court would not sustain such a challenge. Nevertheless, Simpson Thacher & Bartlett LLP has advised us that they believe that, if challenged, the opinions expressed in this summary would be sustained by a court with jurisdiction in a properly presented case. You should consult your own tax advisors concerning the United States federal income tax consequences to you of the purchase, ownership and disposition of the capital securities, as well as the consequences to you under state, local, foreign and other tax laws.

Classification of the Issuer

In connection with the issuance of the capital securities, Simpson Thacher & Bartlett LLP is of the opinion that, under current law and assuming full compliance with the terms of the trust agreement, and based on certain facts and assumptions contained in its opinion, the issuer will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, for United States federal income tax purposes, you generally will be treated as owning an undivided beneficial interest in the subordinated debentures and required to include in your gross income your pro rata share of the interest income or original issue discount that is paid or accrued on the subordinated debentures. See “—Interest Income and Original Issue Discount” below.

Classification of the Subordinated Debentures

JPMorgan Chase, the issuer and you, by your acceptance of a beneficial ownership interest in a capital security, agree to treat the subordinated debentures as indebtedness for all United States tax purposes. In connection with the issuance of the subordinated debentures, Simpson Thacher & Bartlett LLP is of the opinion that, under current law, and based on certain representations, facts and assumptions set forth in its opinion, the subordinated debentures will be classified as indebtedness for United States federal income tax purposes.

Interest Income and Original Issue Discount

We anticipate that the subordinated debentures will be issued with an issue price that is less than their stated redemption price at maturity but that such difference will be de minimis (i.e. less than 0.25 percent of the stated redemption price at maturity multiplied by number of complete years to maturity). Thus, except as discussed below, the subordinated debentures will not be subject to the special original issue discount (“OID”) rules, at least upon initial issuance. You will generally be taxed on the stated interest on the subordinated debentures as ordinary income at the time it is paid or accrued in accordance with your regular method of tax accounting.

If, however, we exercise our right to defer payments of interest on the subordinated debentures, the subordinated debentures will become OID instruments at that time. In that case, you will be subject to special OID rules described below. Once the subordinated debentures become OID instruments, they will be taxed as OID instruments for as long as they remain outstanding.

Under the OID economic accrual rules, the following occurs:

•	regardless of your method of accounting, you would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the subordinated debentures using the constant-yield-to-maturity method of accrual described in Section 1272 of the Code;

•	the actual cash payments of interest you receive on the subordinated debentures would not be reported separately as taxable income;

•	any amount of OID included in your gross income, whether or not during a deferral period, with respect to the capital securities will increase your tax basis in those capital securities; and

•	the amount of distributions that you receive in respect of that accrued OID will reduce your tax basis in those capital securities.

The United States Treasury regulations dealing with OID and the deferral of interest payments have not yet been addressed in any rulings or other interpretations by the IRS. It is possible that the IRS could assert that the subordinated debentures were issued initially with OID. If the IRS were successful, regardless of whether we exercise our option to defer payments of interest on the subordinated debentures, you would be subject to the special OID rules described above.

Because the subordinated debentures are debt for tax purposes, any income you recognize with respect to the capital securities will not be eligible for the corporate dividends-received deduction or taxation for individuals at long-term capital gain rates as qualified dividend income.

Distribution of Subordinated Debentures or Cash to Holders of Capital Securities

As described under the caption “Summary of Terms of Capital Securities—Optional Liquidation of Issuer and Distribution of Subordinated Debentures to Holders” above, the subordinated debentures held by the issuer may be distributed to you in exchange for your capital securities if the issuer is liquidated before the maturity of the subordinated debentures, as long as we first receive the approval of the Federal Reserve to do so, if that approval is then required under the Federal Reserve’s capital rules. Under current law, this type of distribution from a grantor trust would not be taxable. Upon such a distribution, you will receive your proportional share of the subordinated debentures previously held indirectly through the issuer. Your holding period and aggregate tax basis in the subordinated debentures will equal the holding period and aggregate tax basis that you had in your capital securities before the distribution. If, however, the issuer is treated as an association taxable as a corporation, a Tax Event will occur. If we elect to distribute the subordinated debentures to you at this time, the distribution would be taxable to the issuer and to you.

As described under “Summary of Terms of Subordinated Debentures—Redemption” and “Summary of Terms of Subordinated Debentures—Conditional Right to Redeem Upon a Tax Event or Capital Treatment Event”, we may in certain circumstances redeem the subordinated debentures and distribute cash in liquidation of the issuer. This redemption for cash would be taxable as described below in “—Sales of Capital Securities.”

If you receive subordinated debentures in exchange for your capital securities, you would accrue interest in respect of the subordinated debentures received from the issuer in the manner described above under “—Interest Income and Original Issue Discount”.

Sales of Capital Securities

If you sell your capital securities or receive cash upon redemption of the capital securities or the subordinated debentures, you will recognize gain or loss equal to the difference between:

•	your amount realized on the sale or redemption (less an amount equal to any accrued but unpaid interest that you did not previously include in income, which will be taxable as such); and

•	your adjusted tax basis in the capital securities or subordinated debentures sold or redeemed.

Your gain or loss will be a capital gain or loss and generally will be a long-term capital gain or loss if you have held your capital securities or subordinated debentures for more than one year. Long-term capital gains of individuals derived with respect to capital assets held for more than one year are subject to tax at a maximum rate of 15% for taxable years beginning on or before December 31, 2008, after which the maximum rate will increase to 20% absent congressional action. The deductibility of capital losses is subject to limitations.

Non-United States Persons

The following discussion only applies to non-United States Persons. A “non-United States Person” means a person (other than a partnership) that is not for United States federal income tax purposes a United States Person. As discussed above, the capital securities will be treated as evidence of an undivided beneficial ownership interest in the subordinated debentures. See “—Classification of the Issuer” above. As a result, under present United States federal income tax law, and subject to the discussion below concerning backup withholding:

(1) no withholding of United States federal income tax will be required with respect to the payment by us or any paying agent of principal or interest (which for purposes of this discussion includes any OID) to you on the capital securities (or the subordinated debentures), under the “portfolio interest” exception, if you meet all of the following requirements:

•	interest paid on the capital securities (and the subordinated debentures) is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code and the regulations under that Section;

•	you are not a controlled foreign corporation related to us through stock ownership;

•	you are not a bank whose receipt of interest on the capital securities or subordinated debentures is described in Section 881(c)(3)(A) of the Code; and

•	you satisfy the statement requirement, described generally below, set forth in Section 871(h) and Section 881(c) of the Code and the regulations under those sections; and

(2) no withholding of United States federal income tax generally will be required with respect to any gain you realize upon the sale or other disposition of the capital securities (or the subordinated debentures).

To satisfy the requirements referred to in (1) above, you must either:

•	provide your name and address, and certify, under penalties of perjury, that you are not a United States Person; this certification may be made on an IRS Form W-8BEN or a successor form; or

•	if you hold your capital securities (or subordinated debentures) through certain foreign intermediaries, satisfy the certification requirements of applicable United States Treasury regulations.

Special certification rules apply to holders that are pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described in (1) above, payments of premium, if any, and interest (including OID) made to you will be subject to a 30% United States withholding tax unless you provide us or our paying agent, as the case may be, with one of the following properly executed forms:

•	IRS Form W-8BEN or a successor form claiming an exemption from or reduction of withholding tax under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI or a successor form stating that interest paid on the capital securities (or the subordinated debentures) is not subject to this withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States and interest on the capital securities (or the subordinated debentures) is effectively connected with the conduct of your trade or business, you will be subject to United States federal income tax on that interest on a net income basis in the same manner as if you were a United States Person. However, you will not be subject to the withholding described above, as long as you provide a properly executed Form W-8ECI as described above.

In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of your effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on the capital securities (or the subordinated debentures) would be included in your earnings and profits.

You will generally not be subject to United States federal income tax on any gain you realized upon a sale or other disposition of the capital securities (or the subordinated debentures) unless:

•	the gain is effectively connected with your trade or business in the United States, or

•	you are an individual and are present in the United States for 183 days or more in the taxable year of that sale or other disposition retirement, and certain other conditions are met.

Special rules may apply to you if you are subject to special treatment under the Code. Entities subject to special treatment include “controlled foreign corporations,” “passive foreign investment companies,” and certain expatriates, among others. If you are such an entity, you should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on the capital securities (or the subordinated debentures) beneficially owned by you at the time of your death, provided that any payment to you on the capital securities would be eligible for exemption from the 30% federal withholding tax under the ‘‘portfolio interest rule’’ described above without regard to the statement requirement described above.

Information Reporting and Backup Withholding

Income on the capital securities held of record by United States Persons (other than corporations and other exempt holders) will be reported annually to those holders and to the IRS. That income will be reported to you on Form 1099, which should be mailed to the holders of record prior to January 31 following each calendar year.

“Backup withholding” will apply to payments of interest to non-exempt United States Persons unless you:

•	furnish your taxpayer identification number in the manner prescribed in applicable United States Treasury regulations;

•	certify that the number is correct;

•	certify as to no loss of exemption from backup withholding; and

•	meet certain other conditions.

In general, if you are a non-United States Person, we must report annually to the IRS and to you the amount of payments we make to you and the tax withheld, if any, with respect to such payments. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding regarding payments we make to you provided that the statement described in (1) under “Non-United States Persons” has been received and the payor does not have actual knowledge or reason to know that you are a United States Person.

In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the payment of proceeds from the disposition of capital securities (or subordinated debentures) within the United States or conducted through certain United States-related financial intermediaries unless the statement described in (1) under “Non-United States Persons” has been received and the payor does not have actual knowledge or reason to know that you are a United States Person, or you otherwise establish an exemption.

Any amounts withheld from you under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability, provided that the required information is furnished to the IRS.

Tax Shelter Regulations

Taxpayers engaging in certain transactions, including transactions resulting in losses above a threshold, may be required to include tax shelter disclosure information with their annual United States federal income tax return. The IRS has provided an exception from this disclosure requirement for losses arising from cash investments, but this exception does not apply to investments in flow-through entities. Holders should consult their tax advisors about whether the limitation applicable to flow-through entities would apply to their investment in the issuer.

UNDERWRITING

JPMorgan Chase, the issuer and the underwriters named below have entered into an underwriting agreement relating to the offer and sale of the capital securities. In the underwriting agreement, the issuer has agreed to sell to each underwriter, and each underwriter has agreed to purchase from the issuer, the number of capital securities set forth opposite its name below:

Name	Number of Capital Securities
J.P. Morgan Securities Inc.	2,188,255
A.G. Edwards & Sons, Inc.	2,188,000
Citigroup Global Markets Inc.	2,188,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,188,000
Morgan Stanley & Co. Incorporated	2,188,000
UBS Securities LLC	2,188,000
Wachovia Capital Markets, LLC	2,188,000
Bear, Stearns & Co. Inc.	291,665
RBC Dain Rauscher Inc.	291,665
Wells Fargo Securities, LLC	291,665
Advest, Inc.	154,250
Banc of America Securities LLC	154,250
Charles Schwab & Co., Inc.	154,250
Deutsche Bank Securities Inc.	154,250
Goldman, Sachs & Co.	154,250
H&R Block Financial Advisors, Inc.	154,250
HSBC Securities (USA) Inc.	154,250
KeyBanc Capital Markets McDonald Investments Division	154,250
Legg Mason Wood Walker, Incorporated	154,250
Lehman Brothers Inc.	154,250
Morgan Keegan & Company, Inc.	154,250
Oppenheimer & Co. Inc.	154,250
Piper Jaffray & Co.	154,250
Raymond James & Associates, Inc.	154,250
TD Waterhouse Investor Services, Inc.	154,250
BB&T Capital Markets, a division of Scott and Stringfellow	65,000
B.C. Ziegler	65,000
Blaylock & Company, Inc.	65,000
C.L. King & Associates, Inc.	65,000
Comerica Securities, Inc.	65,000
Crowell, Weedon & Company	65,000
D.A. Davidson & Co.	65,000
Davenport & Company LLC	65,000
Doley Securities, Inc.	65,000
Ferris, Baker Watts Inc.	65,000
Fifth Third Securities, Inc.	65,000
J.J.B. Hillard, W.L. Lyons, Inc.	65,000
Janney Montgomery Scott LLC	65,000
Keefe, Bruyette & Woods, Inc.	65,000
Loop Capital Markets, LLC	65,000
Mesirow Financial, Inc.	65,000
Pershing LLC	65,000
Robert W. Baird & Co. Incorporated	65,000

Name	Number of Capital Securities
Southwest Securities, Inc.	65,000
Stifel, Nicolaus & Company, Incorporated	65,000
Suntrust Capital Markets, Inc.	65,000
The Williams Capital Group, L.P.	65,000
Utendahl Capital Partners, L.P.	65,000

Total	20,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the capital securities from the issuer, are several and not joint. Those obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the capital securities if any are purchased.

The underwriters have advised us that they propose to offer the capital securities to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the capital securities to selected dealers at the public offering price minus a selling concession of up to $0.50 per capital security. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession of up to $0.45 per capital security to certain other dealers. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

We have granted an option to the underwriters to purchase up to an additional 3,000,000 capital securities at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional capital securities proportionate to that underwriter’s initial amount reflected in the table above.

In view of the fact that the issuer is using the proceeds from the sale of the capital securities to purchase the subordinated debentures, JPMorgan Chase has agreed that:

•	we will pay the underwriters compensation for their arrangement of that investment in an amount equal to $0.7875 per capital security; and

•	we will pay our expenses and the expenses of the issuer related to this offering, which we estimate will be $450,000.

In addition, we and the issuer have agreed:

•	to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended; and

•	that until the closing of the sale of the capital securities, we will not, without the consent of the underwriters, offer or sell any securities of the issuer or JPMorgan Chase that are substantially similar to the capital securities.

The capital securities are a new issue of securities, and there is currently no established trading market for the capital securities. We have applied to list the capital securities on the New York Stock Exchange. We expect trading of the capital securities on the New York Stock Exchange to begin within a 30-day period after the initial issuance of the capital securities. The underwriters have advised us that they intend to make a market in the capital securities prior to the date trading on the New York Stock Exchange begins. However, they are not obligated to do so and may discontinue any market making in the capital securities at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the capital securities will develop, that you will be able to sell your capital securities at a particular time or that the price you receive when you sell will be favorable.

In order to meet one of the requirements for listing the capital securities on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more of the capital securities to a minimum of 400 beneficial holders.

Because the National Association of Securities Dealers, Inc. (“NASD”) is expected to view the capital securities offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD’s Conduct Rules. The underwriters may not confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer.

JPMorgan Chase’s affiliates, including J.P. Morgan Securities, may use this prospectus supplement and the attached prospectus in connection with offers and sales of the capital securities in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

In connection with this offering, J.P. Morgan Securities may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the capital securities in the open market for the purpose of pegging, fixing or maintaining the price of the capital securities. Syndicate covering transactions involve purchases of the capital securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the managing underwriter to reclaim a selling concession from a syndicate member when the capital securities originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the capital securities to be higher than it would otherwise be in the absence of those transactions. If J.P. Morgan Securities engages in stabilizing, syndicate covering transactions or penalty bids it may discontinue them at any time.

Certain of the underwriters engage in transactions with and perform services for us and our affiliates in the ordinary course of business.

The issuer will deliver the capital securities to the underwriters at the closing of this offering when the underwriters pay the issuer the purchase price of the capital securities. The underwriting agreement provides that the closing will occur on May 26, 2005, which is five business days after the date of this prospectus supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

VALIDITY OF SECURITIES

Richards, Layton & Finger, P.A., special Delaware counsel to JPMorgan Chase and the issuer, will opine on certain matters of Delaware law relating to the validity of the capital securities, the enforceability of the trust agreement and the formation of the issuer. Simpson Thacher & Bartlett LLP, New York, New York, will opine on the validity of the guarantee and the subordinated debentures for JPMorgan Chase, and Cravath, Swaine & Moore LLP, New York, New York, will opine on those matters for the underwriters. Simpson Thacher & Bartlett LLP and Cravath, Swaine & Moore LLP will rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law. Cravath, Swaine & Moore LLP has represented and continues to represent us and our subsidiaries in a substantial number of matters on a regular basis. Simpson Thacher & Bartlett LLP, as special tax counsel, will opine on certain matters relating to the United States federal income tax considerations described in this prospectus supplement.

PROSPECTUS

JPMORGAN CHASE CAPITAL XIII

JPMORGAN CHASE CAPITAL XIV

JPMORGAN CHASE CAPITAL XV

JPMORGAN CHASE CAPITAL XVI

JPMORGAN CHASE CAPITAL XVII

Preferred Securities

fully and unconditionally guaranteed by

JPMORGAN CHASE & CO.

270 Park Avenue

New York, New York 10017

(212) 270-6000

These securities may be offered from time to time, in amounts, on terms and at prices that will be determined at the time they are offered for sale. These terms and prices will be described in more detail in one or more supplements to this prospectus, which will be distributed at the time the securities are offered.

You should read this prospectus and any supplement carefully before you invest.

This prospectus may not be used to sell any of the securities unless it is accompanied by a prospectus supplement.

The securities may be sold to or through underwriters, through dealers or agents, directly to purchasers or through a combination of these methods. If an offering of securities involves any underwriters, dealers or agents, then the applicable prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any fee, commission or discount arrangements made with those underwriters, dealers or agents.

These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 9, 2004

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that JPMorgan Chase & Co. (which may be referred to as “we” or “us”) and JPMorgan Chase Capital XIII, JPMorgan Chase Capital XIV, JPMorgan Chase Capital XV, JPMorgan Chase Capital XVI and JPMorgan Chase Capital XVII (each of which we refer to as an “issuer”) have filed with the SEC using a “shelf” registration process. Under this shelf process, each of the issuers may sell a series of its preferred securities, guaranteed by our related guarantees, in one or more offerings up to a total dollar amount of $10,175,000,000. At the time of each issuance of a series of preferred securities, the issuer will invest the proceeds of the issuance and of our investment in the common securities of that issuer in a series of our junior subordinated debentures. This prospectus provides you with a general description of the preferred securities of the issuers and of the related guarantees and junior subordinated debentures.

Each time preferred securities of an issuer are sold, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. References to this prospectus or the prospectus supplement also mean the information contained in other documents we have filed with the SEC and have referred you to in this prospectus. If this prospectus is inconsistent with the prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement together with any additional information that we refer you to as discussed under “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document which we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” in this prospectus the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of the initial filing of the registration statement of which this prospectus is a part until all of the issuers sell all of the preferred securities:

•	Our Annual Report on Form 10-K for the year ended December 31, 2003;

•	Our Quarterly Report on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004; and

•	Our Current Reports on Form 8-K filed on January 21, 2004, January 28, 2004, February 3, 2004, March 1, 2004, March 4, 2004, April 21, 2004, May 3, 2004, May 11, 2004, May 14, 2004, May 27, 2004, June 3, 2004, June 8, 2004, June 15, 2004, July 1, 2004, as amended, July 8, 2004 and July 21, 2004 (two reports filed) (other than, in each case, the portions of those documents not deemed to be filed).

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Office of the Secretary

JPMorgan Chase & Co.

270 Park Avenue

New York, NY 10017

212-270-4040

The issuers are our “finance subsidiaries” within the meaning of Rule 3-10 of the SEC’s Regulation S-X. As a result, this prospectus does not contain or incorporate by reference any separate financial statements of the issuers and the issuers are not, and will not become, subject to the informational reporting requirements of the Securities Exchange Act of 1934.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

IMPORTANT FACTORS THAT MAY AFFECT FUTURE RESULTS

This prospectus, and any supplement, contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “objective,” “goal” and words and terms of similar substance used in connection with any discussion of our future operating or financial performance identify forward-looking statements. Those statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These uncertainties include: the risk of adverse movements or volatility in the debt and equity securities markets or in interest or foreign exchange rates or indices; the risk of adverse impacts from an economic downturn; the risk of a downturn in domestic or foreign securities and in trading conditions or markets; the risks involved in deal completion, including an adverse development affecting a customer or the inability by a customer to receive a regulatory approval; the risks associated with increased competition; the risks associated with unfavorable political and diplomatic developments; the risks associated with adverse changes in domestic or foreign governmental or regulatory policies, including adverse interpretations of regulatory guidelines; the risk that material litigation or investigations will be determined adversely to us; the risk that a downgrade in our credit ratings will adversely affect our businesses or investor sentiment; the risk that management’s assumptions and estimates used in applying our critical accounting policies prove unreliable, inaccurate or not predictive of actual results; the risk that our business continuity plans or data security systems prove not to be sufficiently adequate; the risk that external vendors are unable to fulfill their contractual obligations to us; the risk that the credit, market, liquidity, private equity and operational risks associated with our various businesses are not successfully managed; or other factors affecting operational plans. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in our periodic and current reports filed with the SEC, which are incorporated by reference in this prospectus, and any supplement, and filed with the SEC and available at the SEC’s internet site (http://www.sec.gov).

Any forward-looking statements made by or on behalf of us in this prospectus, and any supplement, speak only as of the date of this prospectus, or any supplement, as the case may be. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. You should, however, consult any further disclosures of a forward-looking nature we may make in our periodic and current reports filed with the SEC.

JPMORGAN CHASE & CO.

On July 1, 2004, we and Bank One Corporation completed the merger of Bank One Corporation with and into us.

We are a financial holding company incorporated under Delaware law in 1968. We are one of the largest banking institutions in the United States, with more than $1 trillion in assets and operations in more than 50 countries. Our principal bank subsidiaries are JPMorgan Chase Bank, a New York banking corporation, Chase Manhattan Bank USA, National Association, Bank One, National Association (Ohio), Bank One, National Association (Illinois) and Bank One, Delaware, National Association. Our principal nonbank subsidiary is our investment banking subsidiary, J.P. Morgan Securities Inc. Our bank and nonbank subsidiaries operate nationally as well as through overseas branches and subsidiaries, representative offices and affiliated banks.

Our activities are internally organized, for management reporting purposes, into six major business segments: Investment Bank; Treasury & Securities Services; Asset & Wealth Management; Card Services; Commercial Banking; and Retail Financial Services. The following is a brief description of those businesses.

Investment Bank. The Investment Bank is one of the world’s leading investment banks with broad client relationships and product capabilities. Our customers are corporations, financial institutions, governments and institutional investors worldwide. The Investment Bank provides a complete platform for our clients, including advising on corporate strategy and structure, equity and debt capital raising, sophisticated risk management, research and market-making in cash securities and derivative instruments around the world. The Investment Bank also participates in proprietary investing and trading.

Treasury & Securities Services. Treasury & Securities Services is a global leader in providing transaction, investment and information services to support the needs of issuers and investors worldwide. We are one of the world’s largest cash management providers and one of the world’s largest custodians.

Asset & Wealth Management. Asset & Wealth Management provides investment and wealth management services to institutional, high net worth and retail investors and their advisors. For wealthy individuals and families, we offer personalized financial solutions that integrate investment management, capital markets, trust and banking products. We provide retirement plan services and brokerage for retail clients.

Card Services. We are the second largest issuer of credit cards in the United States and the largest merchant acquirer. We offer a wide variety of cards to satisfy the needs of our cardmembers, including cards issued on behalf of major airlines, hotels, universities, top retailers, other financial institutions and other well-known brands.

Commercial Banking. Commercial Banking includes three client segments: Middle Market Banking, which serves companies with revenues between $10 million and $500 million; Mid-Corporate Banking, which focuses on clients with more significant Investment Banking needs; and Commercial Real Estate. Commercial Banking also has two product segments: Asset Based Lending and Commercial Leasing.

Retail Financial Services. Retail Financial Services provides consumer banking, small business banking, auto and education finance, insurance and home finance. Our extensive branch network of 2,400 retail banking centers in 17 states makes us the fourth-largest retail branch network in the United States. We are one of the industry’s leading providers of mortgages and home equity loans and are the largest U.S. bank originator of auto loans and leases.

Our principal executive office is located at 270 Park Avenue, New York, New York 10017 and our telephone number is (212) 270-6000.

THE ISSUERS

Purpose and Ownership of the Issuers

Each of the issuers is a statutory trust organized under Delaware law by us and the trustees of the issuers. The issuers were established solely for the following purposes:

•	to issue and sell the preferred securities, as well as common securities of each issuer that we will purchase, all of which will represent undivided beneficial ownership interests in the assets of each issuer;

•	to use the gross proceeds from the issuance and sale of the preferred securities and common securities to purchase junior subordinated debentures from us; and

•	to engage in other activities that are directly related to the activities described above, such as registering the transfer of the preferred securities.

Because each issuer was established only for the purposes listed above, the applicable series of junior subordinated debentures will be the sole assets of the applicable issuer, and payments under the junior subordinated debentures will be the sole source of income to that issuer.

As issuer of the junior subordinated debentures, and as borrower, we will generally pay:

•	all fees and expenses related to each issuer and the offering of each issuer’s preferred securities; and

•	all ongoing costs, expenses and liabilities of the issuers.

Each issuer will offer the preferred securities to you by use of this prospectus and an applicable prospectus supplement and we will retain all of the common securities. The common securities will rank equally with the preferred securities, except that the common securities will be subordinated to the preferred securities to the extent and under the circumstances described below under “Description of the Preferred Securities—Subordination of Common Securities.”

Each issuer will have a term of approximately 30 years but may dissolve earlier as provided in the applicable trust agreement.

For so long as the preferred securities of a particular issuer remain outstanding, we will promise to:

•	cause that issuer to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the relevant trust agreement;

•	own directly or indirectly all of the common securities of that issuer;

•	use our commercially reasonable efforts to ensure that that issuer will not be an “investment company” for purposes of the Investment Company Act of 1940; and

•	take no action that would be reasonably likely to cause that issuer to be classified as other than a grantor trust for United States federal income tax purposes.

The Trustees

Each issuer’s business and affairs will be conducted by its four trustees: the property trustee, the Delaware trustee and two administrative trustees. We refer to these trustees collectively as the “issuer trustees.” In each case, the two administrative trustees of each issuer will be individuals who are our employees. The property trustee of each issuer will act as sole trustee under each trust agreement for purposes of the Trust Indenture Act of 1939 and will also act as trustee under the guarantees and the indenture.

We, as owner of the common securities of each issuer, have the sole right to appoint, remove and replace any of the issuer trustees unless an event of default occurs under the indenture. In that event, the holders of a majority in liquidation amount of the preferred securities of that issuer will have the right to remove and appoint the property trustee and the Delaware trustee.

Each issuer is a legally separate entity and the assets of one are not available to satisfy the obligations of any of the others or of any other statutory trust the common securities of which are owned by us.

Offices of the Issuers

The principal executive office of each issuer is 270 Park Avenue, New York, New York 10017 and its telephone number is (212) 270-6000.

USE OF PROCEEDS

Except as may be otherwise described in a prospectus supplement accompanying this prospectus, we expect to use the proceeds from the sale of the junior subordinated debentures for general corporate purposes, including investments in or loans to our subsidiaries, refinancing of debt, redemption or repurchase of shares of our outstanding common and preferred stock or for the satisfaction of other obligations.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDEND REQUIREMENTS

Our consolidated ratios of earnings to fixed charges and our consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements are as follows:

	Six Months Ended June 30, 2004	Year Ended December 31,
		2003	2002	2001	2000	1999
Earnings to Fixed Charges:
Excluding Interest on Deposits	1.46	2.27	1.28	1.18	1.52	1.93
Including Interest on Deposits	1.32	1.87	1.17	1.11	1.31	1.54
Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements:
Excluding Interest on Deposits	1.45	2.25	1.27	1.18	1.51	1.90
Including Interest on Deposits	1.31	1.86	1.17	1.11	1.31	1.53

For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

DESCRIPTION OF THE PREFERRED SECURITIES

The following description of the terms and provisions of the preferred securities summarizes the general terms that will apply to each series of preferred securities. The trust agreement of the applicable trust will be amended and restated before the issuance of preferred securities by that trust. We refer to that amended and restated trust agreement as the “trust agreement.” This description is not complete, and we refer you to the trust agreement for each issuer, a form of which we filed as an exhibit to the registration statement of which this prospectus is a part.

Formation of Issuers

When an issuer issues a series of preferred securities, the trust agreement relating to that issuer will contain, and the prospectus supplement relating to that series will summarize, the terms and other provisions relating to that series of preferred securities. Each issuer will issue only one series of preferred securities.

The trust agreement of each issuer will be qualified as an indenture under the Trust Indenture Act of 1939. Unless the applicable prospectus supplement states otherwise, The Bank of New York will act as property trustee and its affiliate, The Bank of New York (Delaware), will act as Delaware trustee under each relevant trust agreement.

Each series of preferred securities will represent undivided beneficial ownership interests in the assets of the applicable issuer. The holders of the preferred securities will be entitled to a preference over the corresponding series of common securities in distributions from the applicable issuer and amounts payable on redemption or liquidation of the issuer under the circumstances described under “—Subordination of Common Securities,” as well as other benefits as described in the relevant trust agreement.

Specific Terms of Each Series

When an issuer issues a series of preferred securities, the prospectus supplement relating to that new series will summarize the particular amount, price and other terms and provisions of that series of preferred securities. Those terms may include the following:

•	the distinctive designation of the preferred securities;

•	the number of preferred securities issued by the applicable issuer and the liquidation value of each preferred security;

•	the annual distribution rate (or method of determining that rate) for preferred securities issued by the applicable issuer and the date or dates upon which those distributions will be payable;

•	whether distributions on preferred securities issued by the applicable issuer may be deferred and, if so, the maximum number of distributions that may be deferred and the terms and conditions of those deferrals;

•	whether distributions on preferred securities issued by the applicable issuer will be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities issued by that issuer will be cumulative;

•	the amount or amounts that will be paid out of the assets of the applicable issuer to the holders of preferred securities of the issuer upon voluntary or involuntary dissolution, winding up or termination of the applicable issuer;

•

the obligation, if any, of the applicable issuer to purchase or redeem preferred securities issued by the applicable issuer and the price or prices at which, the period or periods within which, and the terms and conditions upon which preferred securities issued by the applicable issuer will be purchased or redeemed, in whole or in part, in accordance with that obligation;

•	the denominations in which any preferred securities of the series will be issuable, if other than denominations of $25 or any integral multiple of $25;

•	the voting rights, if any, of preferred securities issued by the applicable issuer in addition to those required by law, including the number of votes per preferred security and any requirement for the approval by the holders of preferred securities as a condition to a specified action or amendment to the relevant trust agreement; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of preferred securities issued by the applicable issuer.

All preferred securities an issuer offers will be guaranteed by us to the extent set forth below under the caption “Description of the Guarantees” in this prospectus. The applicable prospectus supplement will also describe the United States federal income tax considerations applicable to each offering of preferred securities.

Redemption or Exchange

Upon the redemption or repayment of any series of junior subordinated debentures owned by an issuer, the issuer will use the proceeds from that redemption or repayment to redeem corresponding preferred securities and common securities having an aggregate liquidation amount equal to the principal amount of the junior subordinated debentures redeemed for a redemption price equal to their liquidation amount plus accumulated and unpaid distribution payments on the securities redeemed to the date of redemption. Except to the extent described under “—Subordination of Common Securities” below, the preferred securities and common securities will be redeemed in proportion to their respective aggregate liquidation amounts outstanding.

We have the right to dissolve an issuer at any time and, after satisfaction of its liabilities to its creditors as provided under applicable law, to cause the issuer to distribute the junior subordinated debentures owned by it to the holders of that issuer’s preferred and common securities in exchange for those securities.

Subordination of Common Securities

In connection with the issuance of preferred securities, each issuer will also issue a new series of common securities to us. Except as described below or in the applicable prospectus supplement, the common securities will be entitled to receive distributions on the same dates and at the same rate and otherwise have substantially identical terms as the preferred securities.

If on any distribution date or redemption date for the preferred and common securities, an event of default has occurred and is continuing under the indenture for the corresponding junior subordinated debentures, the applicable issuer may not make any distribution payment and may not make any other payment for the redemption, liquidation or acquisition of the common securities unless the applicable issuer has paid in full, or provided for full payment of:

•	all accumulated and unpaid distributions on all of the issuer’s preferred securities; and

•	in the case of a redemption or liquidation, the full redemption price of all preferred securities called for redemption or the full liquidation price of all preferred securities.

If an event of default under the trust agreement occurs as a result of the occurrence of an event of default under the indenture, as holder of the common securities, we will be deemed to have waived our right to take action with respect to that event of default until all events of default with respect to the preferred securities are cured, waived or otherwise eliminated. Until that cure, waiver or elimination, the property trustee will act solely on behalf of the holders of the preferred securities and not on our behalf, and only the holders of the preferred securities will have the right to direct the property trustee regarding remedies under the relevant trust agreement.

Liquidation Distribution Upon Dissolution

Each trust agreement will provide that the relevant issuer will dissolve on the first to occur of the following events:

•	the expiration of the term of the trust as described above under “Purpose and Ownership of the Issuers;”

•	specified events relating to our bankruptcy, dissolution or liquidation;

•	our election to distribute junior subordinated debentures to the holders of the preferred securities and common securities as described above under “—Redemption or Exchange;”

•	the mandatory redemption of the issuer’s preferred and common securities as described above under “—Redemption or Exchange;” and

•	the entry of a court order for the dissolution of the issuer.

Upon an early dissolution event described above, other than an early dissolution resulting from a mandatory redemption of the issuer’s preferred and common securities, the issuer trustees will liquidate the issuer as soon as possible by distributing the related junior subordinated debentures to the holders of preferred securities and common securities. If the property trustee determines that such a distribution is not practical, after satisfaction of the issuer’s liabilities to its creditors under applicable law, the holders of the preferred securities and common securities will be entitled to receive the liquidation amount of their securities, plus accumulated and unpaid dividends to the date of payment. Except as described under “—Subordination of Common Securities” above, that payment will be made to the holders of the preferred securities and common securities in proportion to their respective aggregate liquidation amounts outstanding.

Events of Default; Notice

Any one of the following events constitutes an event of default under the applicable trust agreement:

•	the occurrence of an event of default under the indenture with respect to the related series of junior subordinated debentures held by the issuer;

•	a default by the property trustee in the payment of any distribution on the preferred securities or common securities and continuance of that default for 30 days;

•	a default by the property trustee in the payment of any redemption price of any preferred security or common security when it becomes due and payable;

•	a default in the performance, or breach, in any material respect, of any other covenant or warranty of the issuer trustees in the trust agreement and the continuance of that default, or breach, for 90 days after notice to the defaulting issuer trustee or trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities; or

•	the occurrence of an event of bankruptcy or insolvency relating to the property trustee and our failure to appoint a successor property trustee within 90 days.

Within 10 business days after the occurrence of an event of default under the trust agreement actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the preferred securities, the administrative trustees and us. The existence of an event of default does not entitle the holders of preferred securities to accelerate the maturity of those securities.

Limitation on Consolidations, Mergers and Sales of Assets

Except as contemplated in “—Liquidation Distribution Upon Dissolution”, an issuer may not merge with or into, consolidate or amalgamate with, or sell or lease substantially all of its properties and assets to any corporation or other person, unless:

•	the administrative trustees consent to the proposed transaction;

•	the successor is a trust organized under the laws of any state and assumes all of the obligations of the issuer regarding the preferred securities or substitutes other securities for the preferred securities with substantially the same terms;

•	we appoint a trustee of the successor possessing the same powers and duties as the property trustee;

•	the successor securities to the preferred securities are listed on the same national securities exchange or other organization on which the preferred securities were listed;

•	the transaction does not cause the ratings, if any, on the preferred securities or the successor securities to be downgraded by a nationally recognized ratings organization;

•	the transaction does not adversely affect the rights, preferences or privileges of the holders of the preferred securities in any material respect;

•	the successor has a purpose substantially identical to that of the issuer;

•	independent counsel to the issuer delivers an opinion that:

•	the transaction does not adversely affect the rights, preferences or privileges of the holders of the preferred securities in any material respect; and

•	following the transaction, neither the successor nor the issuer would have to register as an “investment company” under the Investment Company Act of 1940;

•	we, or a successor which will own all of the common securities of the issuer or its successor, will guarantee the preferred securities, or the successor securities, to the same extent as the preferred securities are guaranteed by our guarantee; and

•	the issuer and the successor would each continue to be classified as a grantor trust for United States federal income tax purposes, unless each holder of preferred securities consents to a change in that classification.

Voting Rights; Amendment of Each Trust Agreement

Except as provided below and under “Description of the Guarantees—Amendments” and “Description of the Junior Subordinated Debentures—Modification of Indenture,” as a holder of preferred securities you will not have any voting rights.

We, the property trustee and the administrative trustees may, without the consent of the holders of the preferred securities, amend the applicable trust agreement to cure any ambiguity or correct or supplement inconsistent provisions or to modify the trust agreement to the extent necessary to ensure that the issuer is classified as a grantor trust. However, we may not amend any applicable trust agreement in any manner that would adversely affect in any material respect the interests of any holder of the preferred securities.

We and the issuer trustees may also amend an applicable trust agreement with the consent of the holders of a majority of the aggregate liquidation amount of the preferred and common securities of the applicable issuer, provided that we have received of an opinion of counsel that the amendment will not affect the issuer’s status as a grantor trust or its exemption under the Investment Company Act of 1940. Without the consent of each holder affected by the amendment, no amendment will:

•	change the amount or timing of any distribution on the common securities or the preferred securities;

•	otherwise adversely affect the amount of any required distribution; or

•	restrict the right of a holder of preferred securities or common securities to institute suit to enforce payment.

For so long as any junior subordinated debentures are held by the property trustee, the issuer trustees will not take any of the following actions without the consent of the holders of a majority of the aggregate liquidation amount of the preferred securities:

•	direct the time, method or place for conducting any proceeding for any remedy available to the debenture trustee or executing any trust or power conferred on the debenture trustee with respect to such debentures;

•	waive any past default that is waivable under the indenture;

•	rescind or annul any declaration that the principal of the junior subordinated debentures is due; or

•	consent to any modification or termination of the indenture or the junior subordinated debentures.

However, in the case of any action that would require the consent of each affected holder of junior subordinated debentures under the indenture, the property trustee will not give any such consent without the consent of each holder of the corresponding preferred securities.

Preferred securities owned by us, an issuer trustee or any of our or their affiliates will not be treated as outstanding for purposes of the above provisions.

In addition to the required consents described above, the issuer trustees must obtain an opinion of counsel experienced in the relevant matters that the action would not cause the issuer to be classified as other than a grantor trust for United States federal income tax purposes.

The issuer trustees will not revoke any action approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities.

The property trustee must give notice to the holders of preferred securities of any notice of default with respect to the corresponding junior subordinated debentures.

Payment and Paying Agent

The paying agent for the relevant issuer will make payments on definitive, certificated preferred securities by check mailed to the address of the holder entitled to that payment at the holder’s address as it appears in the preferred securities register. The paying agent will make payment on global preferred securities as specified under “—Global Preferred Securities; Book-Entry Issuance” below. Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as paying agent for the preferred securities. In the event the property trustee ceases to be the paying agent, the administrative trustees of the issuer will appoint a successor bank or trust company acceptable to us and the property trustee to act as paying agent.

Registrar and Transfer Agent

Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the preferred securities.

The registrar will not impose any charge for registration of transfer but may require the payment of any tax or governmental charges that may be imposed in connection with the transfer or exchange.

An issuer is not required to register transfers of the preferred securities after the preferred securities have been called for redemption.

Information Concerning the Property Trustee

Other than the duty to act with the required standard of care during an event of default under the trust agreement, the property trustee is required to perform only those duties that are specifically set forth in the trust agreement and is not required to exercise any of its powers at the request of any holder of preferred securities unless it is offered reasonable indemnity for the costs incurred by it.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of each issuer in a way that:

•	will not cause the issuer to be deemed an investment company required to register under the Investment Company Act of 1940;

•	will not cause the issuer to be classified as other than a grantor trust for United States federal income tax purposes; and

•	will cause the junior subordinated debentures to be treated as indebtedness for United States federal income tax purposes.

No issuer may borrow money or issue debt or mortgage or pledge any of its assets.

Holders of the preferred securities do not have preemptive or similar rights.

Governing Law

Each trust agreement and the related preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

GLOBAL PREFERRED SECURITIES; BOOK-ENTRY ISSUANCE

Global Preferred Securities

Each issuer may issue its preferred securities in the form of one or more global securities, which we will refer to as the “global preferred securities,” that will be deposited with or on behalf of a depositary. Unless otherwise indicated in the applicable prospectus supplement, the depositary with respect to the global preferred securities of the relevant issuer will be The Depository Trust Company (“DTC”), and the following is a summary of the depositary arrangements applicable to those global preferred securities.

Each global preferred security will be deposited with or on behalf of DTC or its nominee and will be registered in the name of a nominee of DTC. Except under the limited circumstances described below, global preferred securities will not be exchangeable for definitive, certificated preferred securities.

Only institutions that have accounts with DTC, which we refer to as “DTC participants”, or persons that may hold interests through DTC participants may own beneficial interests in a global preferred security. DTC will maintain records reflecting ownership of beneficial interests in the global preferred securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC will have no knowledge of the actual beneficial owners of the preferred securities. The laws of some jurisdictions require that some types of purchasers take physical delivery of securities in definitive form. Those laws may impair your ability to transfer beneficial interests in a global preferred security.

DTC has advised us that upon the issuance of a global preferred security and the deposit of that global preferred security with or on behalf of DTC, DTC will credit on its book-entry registration and transfer system, the respective liquidation amount represented by that global preferred security to the accounts of the DTC participants.

The issuer will make distributions and other payments on the global preferred securities to DTC or its nominee as the registered owner of the global preferred security. We expect that DTC will, upon receipt of any distribution, redemption or other payment on a global preferred security, immediately credit the DTC participants’ accounts with payments in proportion to their beneficial interests in the global preferred security, as shown on the records of DTC or its nominee. We also expect that standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in the global preferred securities held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” The DTC participants will be responsible for those payments.

Neither we nor any of the issuers, the property trustee, paying agent, registrar nor any of their respective agents will have any responsibility or liability for any aspect of the records of DTC, any nominee or any DTC participant relating to beneficial interests in a global preferred security or for any payments made on any global preferred security.

Except as provided below, as an owner of a beneficial interest in a global preferred security, you will not be entitled to receive physical delivery of preferred securities in definitive form and will not be considered a holder of preferred securities for any purpose under the applicable trust agreement. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder of preferred securities under the applicable trust agreement.

We understand that, under existing industry practices, in the event that an issuer requests any action of holders, or an owner of a beneficial interest in a global preferred security desires to take any action that a holder is entitled to take under the applicable trust agreement, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through them to take that action or would otherwise act upon the instructions of the beneficial owners owning through them.

A global preferred security is exchangeable for definitive preferred securities registered in the name of persons other than DTC only if:

•	DTC is unwilling or unable to continue as depositary and we are not able to locate a qualified successor depositary;

•	we, in our sole discretion, determine that the preferred securities issued in the form of one or more global preferred securities will no longer be represented by a global preferred security; or

•	after the occurrence of an event of default under the indenture, owners of beneficial interests in the trust aggregating at least a majority in aggregate liquidation amount of the preferred securities advise the administrative trustees in writing that the continuation of a book entry system is no longer in their best interest.

A global preferred security that is exchangeable as described in the preceding paragraph will be exchangeable in whole for definitive, certificated preferred securities in registered form of like tenor and of an equal aggregate liquidation amount and in a denomination equal to the liquidation amount per preferred security specified in the applicable prospectus supplement or in integral multiples of that denomination. The registrar will register the definitive preferred securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global preferred securities.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement of securities transactions among DTC participants in deposited securities, such as transfers and pledges, through electronic computerized book-entry changes in accounts of the DTC participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations, and various other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. (the “NASD”). Access to DTC’s system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Holding Beneficial Interests Through Euroclear and Clearstream

If specified in the applicable prospectus supplement, you may elect to hold interests in a particular series of preferred securities outside the United States through Clearstream Banking, societe anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”), if you are a participant in or customer of the relevant system, or indirectly through an organization that is a participant in or customer of the relevant system. Clearstream and Euroclear will hold interests on behalf of their participants and customers through customer securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries will in turn hold those interests in customer securities accounts in the depositaries’ names on the books of DTC. Unless otherwise specified in the applicable prospectus supplement, The Bank of New York will act as depositary for each of Clearstream and Euroclear.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides its customers with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Sector Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream customers.

Clearstream will credit distributions with respect to interests in global preferred securities held through Clearstream to cash accounts of its customers in accordance with its rules and procedures to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator”). Euroclear Clearance Systems S.C. establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear and applicable Belgian law. These terms, conditions and procedures govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific securities clearance accounts. The Euroclear operator acts under the terms and conditions applicable only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Euroclear will credit distributions with respect to interests in global preferred securities held beneficially through Euroclear to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions and operating procedures and applicable Belgian law, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Unless otherwise specified in the applicable prospectus supplement, initial settlement for global preferred securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC’s rules. These secondary market trades will settle in immediately available funds using DTC’s same day funds settlement system.

If the prospectus supplement specifies that interests in the global preferred securities may be held through Clearstream or Euroclear, Clearstream customers and/or Euroclear participants will conduct secondary market trading with other Clearstream customers and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear. These secondary market trades will settle in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC participants on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in global preferred securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in global preferred securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Those credits or any transactions in global preferred securities settled during that processing will be reported to the relevant Euroclear participant or Clearstream customer on that business day. Cash received in Clearstream or Euroclear as a result of sales of interests in global preferred securities by or through a Clearstream participant or Euroclear participant to a DTC customer will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in global preferred securities among DTC participants, Clearstream customers and Euroclear participants, they are under no obligation to perform those procedures and those procedures may be discontinued at any time.

DESCRIPTION OF THE GUARANTEES

The following description of the terms and provisions of the guarantees summarizes the general terms that will apply to each guarantee that we deliver in connection with a series of preferred and common securities. This description is not complete, and we refer you to the form of the guarantee agreement, a copy of which we filed as an exhibit to the registration statement of which this prospectus is a part.

When an issuer sells a series of its preferred and common securities, we will execute and deliver a guarantee of that series of preferred and common securities under a guarantee agreement for the benefit of the holders of those preferred and common securities. Only one guarantee will be issued by us in connection with the issuance of preferred and common securities by the applicable issuer. Each guarantee agreement will be qualified as an indenture under the Trust Indenture Act of 1939. Unless the applicable prospectus supplement states otherwise, The Bank of New York will act as guarantee trustee under each guarantee agreement.

Specific Terms of the Guarantees

Except as stated in the applicable prospectus supplement, we will irrevocably and unconditionally agree to pay in full the following payments or distributions on each corresponding series of preferred and common securities, to the extent that they are not paid by, or on behalf of, the applicable issuer:

•	any accumulated and unpaid distributions required to be paid on the preferred and common securities, to the extent that the applicable issuer has sufficient funds available for those payments at the time;

•	the redemption price regarding any preferred and common securities called for redemption, to the extent that the applicable issuer has sufficient funds available for those redemption payments at the time; and

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the applicable issuer, unless the corresponding series of junior subordinated debentures is distributed to holders of the preferred and common securities, the lesser of:

•	the total liquidation amount of the preferred and common securities and all accumulated and unpaid distributions on them to the date of payment; and

•	the amount of assets of the applicable issuer remaining available for distribution to holders of the preferred and common securities after satisfaction of liabilities to creditors.

We may satisfy our obligation to make the payments described above by direct payment of the required amounts by us to the holders of the applicable preferred and common securities or by causing the applicable issuer to pay those amounts to the holders. In addition, our obligation to make the payments described above will exist regardless of any defense, right of setoff or counterclaim that the applicable issuer may have or assert, other than the defense of payment. Payments under the trust guarantee will be made on the preferred and common securities on a pro rata basis. However, if an event of default has occurred and is continuing with respect to any series of related debt securities, the total amounts due on the preferred securities will be paid before any payment is made on the common securities.

Each guarantee will apply only to the extent that the applicable issuer has sufficient funds available to make the required payments. If we do not make interest payments on the junior subordinated debentures held by the applicable issuer, then the issuer will not be able to pay distributions on the preferred or common securities issued by the issuer and will not have funds legally available for those payments. In that event, the remedy of a holder of a series of preferred or common securities is to institute legal proceedings directly against us as permitted under the indenture for the related series of junior subordinated debentures.

Nature of the Guarantee

We will, through the relevant trust agreement, the guarantee, the junior subordinated debentures and the indenture, taken together, fully and unconditionally guarantee the applicable issuer’s obligations under the preferred and common securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes this guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee of the applicable issuer’s obligations under the preferred securities.

Each guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us to enforce its rights under a guarantee without first instituting a legal proceeding against any other person or entity. In addition, each guarantee will not be discharged except by payment in full of the amounts due under it to the extent they have not been paid by the applicable issuer or upon distribution of junior subordinated debentures to the holders of the preferred and common securities in exchange for all of the preferred and common securities.

Ranking

Each guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our other liabilities to the same extent as the junior subordinated debentures.

The guarantees will not place a limitation on the amount of additional debt that we may incur.

Amendments

Unless otherwise specified in the applicable prospectus supplement, each guarantee may be amended under the following two circumstances:

•	regarding changes to the guarantee that do not materially adversely affect the rights of holders of the applicable preferred securities, no consent of those holders will be required; and

•	all other amendments to the guarantee may be made only with the prior approval of the holders of not less than a majority of the total liquidation amount of the outstanding preferred securities to which the guarantee relates.

The manner of obtaining the necessary approvals to amend a guarantee are the same as for holders of the preferred securities, which are described above under “Description of the Preferred Securities—Voting Rights; Amendment of Each Trust Agreement.”

Assignment

All guarantees and agreements contained in a guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the related preferred and common securities then outstanding.

Events of Default and Remedies

An event of default under a guarantee will occur upon our failure to (1) make any of our payments under the guarantee agreement or (2) perform any of our other obligations under the guarantee agreement for 90 days after notice of the failure.

The holders of not less than a majority in total liquidation amount of the preferred securities to which a guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee regarding the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

If the guarantee trustee fails to enforce a guarantee, then any holder of the corresponding series of preferred securities may institute a legal proceeding directly against us to enforce its rights under that guarantee, without first instituting a legal proceeding against the applicable issuer that issued the preferred securities, the guarantee trustee or any other person or entity.

Information Concerning the Guarantee Trustee

The guarantee trustee, other than during the occurrence and continuance of a default by us in the performance of a guarantee, undertakes to perform only the duties that are specifically set forth in the guarantee. After a default under the guarantee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a guarantee at the request of any holder of preferred or common securities to which the guarantee relates unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by that action.

Termination of the Guarantees

Each guarantee will terminate upon any of the following events:

•	the full payment of the redemption price of all preferred and common securities of the applicable issuer;

•	the full payment of the amounts payable upon liquidation of the applicable issuer; or

•	the distribution of the junior subordinated debentures held by the applicable issuer to the holders of the preferred and common securities of the issuer in exchange for all of the preferred and common securities of the issuer.

Each guarantee will continue to be effective or will be reinstated, if at any time any holder of related preferred and common securities issued by the applicable issuer is required to restore payment of any sums paid under the applicable preferred and common securities or the guarantee.

Governing Law

The guarantees will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

The following description of the terms and provisions of our junior subordinated debentures summarizes the general terms that will apply to each series of junior subordinated debentures that will be issued and sold by us on or after the date of this prospectus and purchased by the applicable issuer that issues the corresponding series of preferred securities. This description is not complete, and we refer you to the indenture and the form of the junior subordinated debentures, forms of which we filed as exhibits to the registration statement of which this prospectus is a part.

Unless otherwise specified in the applicable prospectus supplement, each time an issuer issues a series of preferred securities, we will issue a new series of junior subordinated debentures. Each series of junior subordinated debentures will be issued under an indenture between us and The Bank of New York, as debenture trustee, as supplemented from time to time by one or more supplemental indentures. There is no limit on the aggregate principal amount of junior subordinated debentures we may issue, and we may issue the junior subordinated debentures from time to time in one or more series under a supplemental indenture or pursuant to a resolution of our Board of Directors.

Unless the applicable prospectus supplement states otherwise, we will issue each new series of junior subordinated debentures in a total principal amount equal to the total liquidation amount of the preferred securities and common securities that the applicable issuer issues. The issuer will use the proceeds of the issuance and sale of the preferred securities and common securities to purchase the corresponding junior subordinated debentures from us. Unless the applicable prospectus supplement states otherwise, the interest payment provisions of the junior subordinated debentures will correspond to the distribution provisions of the corresponding series of preferred securities.

Unless the applicable prospectus supplement states otherwise, each series of junior subordinated debentures issued on or after the date of this prospectus will have the same rank as all other series of junior subordinated debentures issued under the indenture on or after that date. However, because the subordination provisions and events of default applicable to junior subordinated debentures issued prior to the date of this prospectus differed in a number of respects from the subordination provisions and events of default applicable to junior subordinated debentures that will be issued on or after the date of this prospectus, it is possible that holders of preferred securities issued on or after the date of this prospectus may receive more or less upon our bankruptcy, liquidation or dissolution or upon an acceleration of the corresponding series of junior subordinated debentures than holders of other series of preferred securities issued by similar issuers holding junior subordinated debentures issued prior to the date of this prospectus. Unless the applicable prospectus supplement states otherwise, the indenture does not limit the incurrence or issuance of other secured or unsecured debt, including senior debt, as defined below, whether under the indenture, any existing indenture, or any other indenture which we may enter into in the future.

Specific Terms of Each Series

The prospectus supplement describing the particular series of junior subordinated debentures being issued will specify the particular terms of those junior subordinated debentures. These terms may include:

•	the title of the junior subordinated debentures of the series, which will distinguish the junior subordinated debentures of the series from all other junior subordinated debentures;

•	the limit, if any, upon the total principal amount of the junior subordinated debentures of the series which may be issued;

•	any index or indices used to determine the amount of payments of principal of and premium, if any, on the junior subordinated debentures of the series or the manner in which the amounts will be determined;

•	the maturity or the method of determining the maturity of the junior subordinated debentures;

•	the rate or rates at which the junior subordinated debentures of the series will bear interest, if any;

•	the interest payment dates and the record dates for the interest payable on any interest payment date or the method by which any of the foregoing will be determined and the right, if any, we have to defer or extend an interest payment date;

•	the place or places where the principal of and premium, if any, and interest on the junior subordinated debentures of the series will be payable, the place or places where the junior subordinated debentures of the series may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon us regarding the junior subordinated debentures of the series may be made;

•	the period or periods within which, or the date or dates on which, if any, the price or prices at which and the terms and conditions upon which the junior subordinated debentures of the series may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem, repay or purchase the junior subordinated debentures of the series, and the period or periods within which, the price or prices at which, and the other terms and conditions upon which junior subordinated debentures of the series will be redeemed, repaid or purchased, in whole or in part, in accordance with that obligation;

•	the denominations in which any junior subordinated debentures of the series will be issuable, if other than denominations of $25 or any integral multiple of $25;

•	if other than U.S. dollars, the currency or currencies (including currency unit or units) in which the principal of (and premium, if any) and interest, if any, on the junior subordinated debentures of the series will be payable, or in which the junior subordinated debentures of the series will be denominated;

•	the additions, modifications or deletions, if any, in the events of default described under the caption “—Events of Default” below or our covenants described in this prospectus regarding the junior subordinated debentures of the series;

•	if other than the principal amount, the portion of the principal amount of junior subordinated debentures of the series that will be payable upon declaration of acceleration of the maturity of the junior subordinated debentures;

•	the additions or changes, if any, to the indenture regarding the junior subordinated debentures of the series as will be necessary to permit or facilitate the issuance of the junior subordinated debentures of the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	whether the junior subordinated debentures of the series, or any portion thereof, will initially be issuable in the form of a temporary global security representing all or a portion of the junior subordinated debentures of the series and provisions for the exchange of the temporary global security for definitive junior subordinated debentures of the series;

•	whether any junior subordinated debentures of the series will be issuable in whole or in part in the form of one or more global securities and, if so, the respective depositaries for the global securities and the form of any legend or legends which will be borne by any global security, if applicable;

•	whether the junior subordinated debentures are convertible or exchangeable into junior subordinated debentures of another series or into preferred securities of another series and, if so, the terms on which the junior subordinated debentures may be so converted or exchanged;

•	the appointment of any paying agent or agents for the junior subordinated debentures of the series; and

•	any other terms of the junior subordinated debentures of the series.

Subordination

Unless otherwise stated in the applicable prospectus supplement, each series of junior subordinated debentures will be unsecured and will rank junior and be subordinate in right of payment to all our existing and future senior debt, as defined in the indenture with respect to that series.

Upon our bankruptcy, liquidation or dissolution, our assets must be used to pay off our senior debt in full before any payments may be made on the junior subordinated debentures. Additionally, in the event of the acceleration of the maturity of any series of junior subordinated debentures, the holders of our senior debt will be entitled to receive payment in full of any amounts due on our senior debt before the holders of any junior subordinated debentures will be entitled to any payment.

With respect to each series of junior subordinated debentures issued by use of this prospectus, “debt” is defined in the indenture to mean, with respect to any person,

•	every obligation of that person for borrowed money;

•	every obligation of that person for claims under derivative products such as interest and foreign exchange rate contracts and similar arrangements; and

•	every obligation described above of another person guaranteed by that person.

With respect to each series of junior subordinated debentures issued by use of this prospectus, “senior debt” is defined in the indenture to mean the principal of, and premium and interest, if any, on debt, whether created, assumed or incurred on, prior to or after the date of the indenture, unless the instrument creating that debt provides that those obligations are not superior in right of payment to the junior subordinated debentures. However, senior debt does not include any other debt securities issued under the indenture.

Although no series of junior subordinated debentures is subordinated to any other series of junior subordinated debentures, because the definitions of debt and senior debt applicable to junior subordinated debentures issued prior to the date of this prospectus differed in a number of respects from the definitions applicable to junior subordinated debentures that will be issued on or after the date of this prospectus, it is possible that holders of preferred securities issued on or after the date of this prospectus may receive more or less upon our bankruptcy, liquidation or dissolution or upon an acceleration of the corresponding series of junior subordinated debentures than holders of other series of preferred securities issued by similar issuers holding junior subordinated debentures issued prior to the date of this prospectus.

As a holding company, our assets primarily consist of the equity securities of our subsidiaries. As a result, the ability of holders of the junior subordinated debentures to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of that subsidiary is subordinate to the prior claims of present and future creditors of that subsidiary, except to the extent that we are recognized, and receive payment, as a creditor of those subsidiaries.

Covenants

We will agree that, so long as any preferred securities issued by an issuer remain outstanding, if

•	there has occurred any event of which we have actual knowledge that with the giving of notice or lapse of time would become an event of default under the indenture and which we have not taken reasonable steps to cure;

•	we are in default regarding our payment of any obligations under our guarantee regarding the issuer; or

•	we have given notice of our election to defer interest payments, as described below under “—Option to Defer Interest Payments,” or that deferral period is continuing;

then we will not, and will not permit any of our subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment regarding, any of our capital stock;

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our junior subordinated debentures that rank on par with or junior in interest to our junior subordinated debentures; or

•	make any guarantee payments regarding any guarantee by us of the junior subordinated debentures of any of our subsidiaries if that guarantee ranks on par with or junior in interest to those junior subordinated debentures.

However, at any time, including during a deferral period, we may do the following:

•	make dividends or distributions payable in our capital stock;

•	make payments under the applicable guarantee made by us in respect of the preferred securities of the applicable issuer;

•	make any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan; and

•	purchase common stock related to:

•	the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees;

•	the issuance of common stock or rights under a dividend reinvestment and stock purchase plan; or

•	the issuance of common stock, or securities convertible into common stock, as consideration in an acquisition transaction that was entered into before the beginning of the deferral period.

With respect to any junior subordinated debentures issued to an issuer, we will agree:

•	to maintain directly or indirectly 100% ownership of the common securities of the applicable issuer; provided, however, that any of our permitted successors under the indenture may succeed to our ownership of those common securities;

•	not to cause the termination, liquidation or winding-up of that issuer, except in connection with a distribution of the junior subordinated debentures as provided in the trust agreement of that issuer and in connection with some types of mergers, consolidations or amalgamations; and

•	to use our reasonable efforts to cause that issuer to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

Option to Defer Interest Payments

If provided in the applicable prospectus supplement, we will have the right to defer interest payments on the junior subordinated debentures from time to time during the term of any series of junior subordinated debentures for up to the number of consecutive interest payment periods that may be specified in the applicable prospectus supplement, but the deferral of interest payments cannot extend beyond the maturity date of the series of junior subordinated debentures.

Modification of Indenture

We and the debenture trustee, with the consent of the holders of not less than a majority in principal amount of the junior subordinated debentures of each series that are affected by the modification, may modify the indenture or any supplemental indenture affecting that series or the rights of the holders of that series of junior subordinated debentures. However, no modification may, without the consent of the holder of each outstanding junior subordinated debenture affected:

•	change the stated maturity of any junior subordinated debentures of any series;

•	reduce the principal amount due;

•	reduce the rate of interest or extend the time of payment of interest, or reduce any premium payable upon the redemption of those junior subordinated debentures; or

•	reduce the percentage of junior subordinated debentures, the holders of which are required to consent to any such modification of the indenture.

With respect to junior subordinated debentures held by an issuer, so long as the corresponding series of preferred securities issued by that issuer remains outstanding, without the consent of the holders of at least a majority of the aggregate liquidation amount of those preferred securities:

•	no modification of the indenture can be made that adversely affects holders of those preferred securities in any material respect;

•	no termination of the indenture may occur; and

•	no waiver of any default or of compliance with any covenant under the indenture will be effective.

We and the debenture trustee may, without the consent of any holder of junior subordinated debentures, amend, waive or supplement the indenture for other specified purposes including to cure ambiguities, defects or inconsistencies, provided those actions do not materially and adversely affect the interests of the holders of any junior subordinated debentures or the related series of preferred securities.

Events of Default

The indenture provides that any one or more of the following events with respect to the junior subordinated debentures of any series that has occurred and is continuing constitutes an event of default with respect to that series:

•	default in the payment of any installment of interest on any junior subordinated debenture for a period of 30 days after the due date, subject to our right to defer interest payments as described above under the caption “—Option to Defer Interest Payments” in this section;

•	default in the payment of interest in full on any junior subordinated debenture for a period of 30 days after the conclusion of a period consisting of 20 consecutive quarters (or, in the case of junior subordinated debentures on which interest is paid semiannually, 10 consecutive semiannual periods) commencing with the earliest quarter or semiannual period, as the case may be, for which interest (including interest accrued on deferred payments) has not been paid in full;

•	some events of bankruptcy, insolvency and reorganization involving us;

•	default in the payment of the principal of or premium, if any, on the junior subordinated debentures when due whether at maturity, upon redemption or otherwise; or

•	default in the performance, or breach, in any material respect, of any of our covenants or warranties for a period of 90 days after written notice to us by the debenture trustee or to us and the debenture trustee by holders of at least 25% in principal amount of the outstanding junior subordinated debentures of that series.

If an event of default under the indenture arising from a default in the payment of interest of the type described in the second bullet point above has occurred and is continuing, the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures of the applicable series will have the right to declare the principal and the interest due on those securities to be due and payable immediately. If the debenture trustee or the holders of at least 25% of the aggregate outstanding principal amount of the junior subordinated debentures fail to make that declaration, then the holders of at least 25% in total liquidation amount of the preferred securities then outstanding will have the right to do so. If an event of default under the indenture arising from events of bankruptcy, insolvency and reorganization involving us occurs, the principal and interest due on the applicable series of securities will automatically, and without any declaration or other action on the part of the debenture trustee or any holder of junior subordinated debentures, become immediately due and payable. In case of any other event of default, there is no right to declare the principal amount of the junior subordinated indentures immediately payable.

In cases specified in the indenture, the holders of a majority in principal amount of junior subordinated debentures of a particular series may, on behalf of all holders of that series, waive any default regarding that series, except a default in the payment of principal or interest, or a default in the performance of a covenant or provision of the indenture which cannot be modified without the consent of each holder. If the holders of the junior subordinated debentures fail to waive that default, the holders of a majority in aggregate liquidation amount of the related preferred securities will have that right.

The holders of a majority of the aggregate outstanding principal amount of the junior subordinated debentures of a particular series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee with respect to that series.

Enforcement of Rights by Holders of Preferred Securities

If an event of default occurs under the indenture and that event is attributable to our failure to pay interest, premium, if any, or principal on the junior subordinated debentures on the applicable due date, then if the junior subordinated debentures are held by an issuer, a holder of the related preferred securities may institute a legal proceeding directly against us for enforcement of payment on the junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of that holder.

Limitation on Consolidation, Merger and Sales of Assets

We will not consolidate with or merge into any other entity or sell or lease our properties and assets substantially as an entirety to any entity, unless:

•	the resulting entity is a corporation, partnership or trust organized under the laws of the United States, any state or the District of Columbia;

•	the resulting entity assumes our obligations under the junior subordinated debentures and the indenture;

•	there is no event of default under the indenture immediately after giving effect to the transaction;

•	in the case of the junior subordinated debentures of a series held by an issuer, the consolidation, merger, conveyance, transfer or lease is permitted under the relevant trust agreement and the guarantee and does not give rise to any breach or violation of these documents; and

•	we have delivered to the debenture trustee an officer’s certificate and opinion of counsel, each stating that the consolidation, merger, conveyance, transfer or lease complies with the indenture.

Satisfaction and Discharge

The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all junior subordinated debentures not previously delivered to the debenture trustee for cancellation:

•	have become due and payable; or

•	will become due and payable at their maturity within one year; or

•	are to be called for redemption within one year;

and, in each case, we have deposited with the debenture trustee funds sufficient to make all remaining interest and principal payments on the junior subordinated debentures of that series.

Trust Expenses

Under the indenture, we have agreed to pay, as borrower, all costs, expenses, debts and other obligations of each issuer, except those incurred in connection with the preferred securities. In addition, we have agreed to pay all taxes and tax-related costs and expenses of each issuer, except United States withholding taxes.

Information Regarding the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under the indenture, has undertaken to perform only the duties that are specifically set forth in the indenture. The debenture trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties under the indenture, or in the exercise of any of its rights or powers, if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Governing Law

The indenture is governed by and construed in accordance with the laws of the State of New York.

CERTAIN ERISA MATTERS

Each fiduciary of any of the following, which we collectively refer to as “Plans”:

•	an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”),

•	a plan described in Section 4975(e)(1) of the Internal Revenue Code (the “Code”) (including an individual retirement account and a Keogh plan) or a plan subject to one or more provisions under other applicable federal, state, local, non-U.S. or other laws or regulations that contain one or more provisions that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”), and

•	any entity whose underlying assets include “plan assets” by reason of any such plan’s investment in that entity,

should consider the fiduciary standards and the prohibited transaction provisions of ERISA, applicable Similar Laws and Section 4975 of the Code in the context of the Plan’s particular circumstances before authorizing an investment in the preferred securities. Among other factors, the fiduciary should consider whether the investment would satisfy the applicable prudence and diversification requirements of ERISA or any Similar Law and would be consistent with the documents and instruments governing the Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Code (each, an “ERISA Plan”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “Parties in Interest”). A violation of these “prohibited transaction” rules may result in an excise tax, penalty or other liability under ERISA and/or Section 4975 of the Code, unless exemptive relief is available under an applicable statutory or administrative exemption. In the case of an individual retirement account, the occurrence of a prohibited transaction involving the individual who established the individual retirement account, or his or her beneficiaries, would cause the individual retirement account to lose its tax exempt status, unless exemptive relief is available. Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA, are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

Under a regulation issued by the U.S. Department of Labor, which we refer to as the “plan assets regulation,” the assets of the applicable issuer would be deemed to be “plan assets” of an ERISA Plan for purposes of ERISA and Section 4975 of the Code if “plan assets” of the ERISA Plan were used to acquire an equity interest in the applicable issuer and no exception were applicable under the plan assets regulation. The plan assets regulation defines an “equity interest” as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and has no substantial equity features, and specifically includes a beneficial interest in a trust.

Under exceptions contained in the plan assets regulation, the assets of the applicable issuer would not be deemed to be “plan assets” of investing ERISA Plans if:

•	immediately after the most recent acquisition of an equity interest in the applicable issuer, less than 25% of the value of each class of equity interests in the applicable issuer were held by “benefit plan investors”, which we define as Plans and other employee benefit plans whether or not subject to ERISA or Section 4975 of the Code (including governmental, church and foreign plans) and entities whose underlying assets are deemed to include “plan assets” under the plan assets regulation; or

•	the preferred securities were “publicly-offered securities” for purposes of the plan assets regulation. “Publicly-offered securities” are securities which are widely held, freely transferable, and either (i) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 or (ii) sold as part of an offering pursuant to an effective registration statement under the Securities Act of 1933 and then timely registered under the Securities Exchange Act of 1934.

We cannot assure that benefit plan investors will hold less than 25% of the total value of the preferred securities at the completion of the initial offering or thereafter, and we do not intend to monitor or take any other measures to assure satisfaction of the conditions to this exception. We expect that certain series of preferred securities will be offered in a manner consistent with the requirements of the publicly-offered securities exception described above; however, we cannot assure that the preferred securities would be considered to be publicly-offered securities under the plan assets regulation.

Certain transactions involving the applicable issuer could be deemed to constitute direct or indirect prohibited transactions under ERISA and/or Section 4975 of the Code with respect to an ERISA Plan if the preferred securities were acquired with “plan assets” of the ERISA Plan and the assets of the applicable issuer were deemed to be “plan assets” of ERISA Plans investing in the applicable issuer. For example, if we were a Party in Interest with respect to an ERISA Plan, either directly or by reason of our ownership of our bank subsidiaries, extensions of credit between us and the applicable issuer, including the junior subordinated debentures and the guarantees, would likely be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable administrative exemption. In addition, if we were considered to be a fiduciary with respect to the applicable issuer as a result of certain powers we hold (such as our powers to remove and replace the property trustee and the administrative trustees), it is possible that the optional redemption of the junior subordinated debentures would be considered to be a prohibited transaction under Section 406(b) of ERISA and Section 4975(c)(1)(E) of the Code. In order to avoid these prohibited transactions, each benefit plan investor, by purchasing preferred securities, will be deemed to have directed the applicable issuer to invest in the junior subordinated debentures and to have appointed the property trustee.

The Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions that may arise from the purchase or holding of the preferred securities. Those class exemptions are:

•	PTCE 96-23 (for eligible transactions determined by in-house asset managers);

•	PTCE 95-60 (for eligible transactions involving insurance company general accounts);

•	PTCE 91-38 (for eligible transactions involving bank collective investment funds);

•	PTCE 90-1 (for eligible transactions involving insurance company pooled separate accounts); and

•	PTCE 84-14 (for eligible transactions determined by independent qualified professional asset managers).

These class exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with an ERISA Plan’s investment in the preferred securities. Because the preferred securities may be deemed to be equity interests in the applicable issuer for purposes of applying ERISA and Section 4975 of the Code, the preferred securities may not be purchased or held by any ERISA Plan or any person investing “plan assets” of any ERISA Plan, unless the purchase and holding is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption.

By directly or indirectly purchasing or holding preferred securities or any interest in them you will be deemed to have represented that either:

•	you are not a Plan and are not purchasing the securities on behalf of or with “plan assets” of any Plan; or

•	your purchase and holding of preferred will not violate any applicable Similar Laws and either (i) will not result in a prohibited transaction under ERISA or the Code, or (ii) if it could result in such a prohibited transaction, it satisfies the requirements of, and is entitled to full exemptive relief under, PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption.

If a purchaser or holder of the preferred securities that is an ERISA Plan elects to rely on an exemption other than PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, we and the applicable issuer may require a satisfactory opinion of counsel or other evidence of the availability of that exemption.

Due to the complexity of the above rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the preferred securities on behalf of or with “plan assets” of any ERISA Plan consult with their counsel regarding the potential consequences if the assets of the applicable issuer were deemed to be “plan assets” and regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or any other applicable exemption. In addition, fiduciaries of Plans not subject to Title I of ERISA or Section 4975 of the Code, in consultation with their advisors, should consider the impact of their respective applicable Similar Laws on their investment in preferred securities, and the considerations discussed above, to the extent applicable.

PLAN OF DISTRIBUTION

Any of the issuers may sell the preferred securities being offered by use of this prospectus and an applicable prospectus supplement:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

We will set forth the terms of the offering of any securities being offered in the applicable prospectus supplement.

If any of the issuers utilizes underwriters in an offering of preferred securities using this prospectus, we and the applicable issuer will execute an underwriting agreement with those underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to various conditions precedent and that the underwriters will be obligated to purchase all the offered securities if any are purchased. Underwriters may sell those securities to or through dealers. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time. If any of the issuers utilizes underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

If any of the issuers utilizes a dealer in an offering of securities using this prospectus, the relevant issuer will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at a fixed price or at varying prices to be determined by the dealer at the time of resale.

Any of the issuers may also use this prospectus to offer and sell securities through agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of appointment.

Any of the issuers may offer to sell securities either at a fixed price or at prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Underwriters, dealers or agents participating in a distribution of preferred securities by use of this prospectus and an applicable prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from an issuer or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Under agreements that we and the applicable issuer may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and an applicable prospectus supplement may be entitled to indemnification by us and the applicable issuer against some types of liabilities, including liabilities under the Securities Act of 1933, or to reimbursement for some types of expenses.

Underwriters, dealers, agents or their affiliates may engage in transactions with, or perform services for, us or any of the issuers or our or their affiliates in the ordinary course of business.

Under Rule 2720 of the Conduct Rules of the NASD, when an NASD member, such as J.P. Morgan Securities Inc., participates in the distribution of an affiliated company’s securities, the offering must be conducted in accordance with the applicable provisions of Rule 2720. J.P. Morgan Securities Inc. is considered to be an “affiliate” (as that term is defined in Rule 2720) of ours by virtue of the fact that we own all of the outstanding equity securities of J.P. Morgan Securities Inc. Any offer and sale of offered securities will comply with the requirements of Rule 2720 regarding the underwriting of securities of affiliates and with any restrictions that may be imposed on J.P. Morgan Securities Inc. or our other affiliates by the Federal Reserve Board.

Any of the issuers may also use this prospectus to solicit offers to purchase securities directly. Except as set forth in the applicable prospectus supplement, none of any issuer’s administrative trustees nor any of our directors, officers, or employees nor those of our bank subsidiaries will solicit or receive a commission in connection with these direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

LEGAL OPINIONS

Simpson Thacher & Bartlett LLP, New York, New York, will provide an opinion for us regarding the validity of the offered securities, and Cravath, Swaine & Moore LLP, New York, New York, will provide such an opinion for the underwriters. Richards, Layton & Finger, P.A., special Delaware counsel to the issuers and us, will provide an opinion regarding certain matters relating to Delaware law. Cravath, Swaine & Moore LLP acts as legal counsel to us and our subsidiaries in a substantial number of matters on a regular basis. Simpson Thacher & Bartlett LLP and Cravath, Swaine & Moore LLP will rely on the opinion of Richards, Layton & Finger, P.A., as to certain matters of Delaware law.

EXPERTS

JPMorgan Chase. The consolidated financial statements of JPMorgan Chase incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2003 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

Bank One. The financial statements of Bank One incorporated in this document by reference to our Current Report on Form 8-K filed on March 1, 2004 have been incorporated in reliance on the report of KPMG LLP, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.